                                                                     Exhibit 2.1

================================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                 by and among:


                                  eBay Inc.,
                            a Delaware corporation;


                    Certain Companies Related to eBay Inc.,


                                 Kruse, Inc.,
                            an Indiana corporation;

                   Certain Companies Related to Kruse, Inc.,



                                      and


           Certain Stockholders of Kruse, Inc. and Related Companies



                          __________________________

                           Dated as of May 17, 1999
                          __________________________

================================================================================

                               Table Of Contents

                                                                                    Page
          SECTION 1.  Description of Transaction.................................   2
                1.1   Merger of Merger Subs into the Companies...................   2
                1.2   Effect of the Mergers......................................   2
                1.3   Consideration..............................................   2
                1.4   Closing; Effective Time....................................   3
                1.5   Exchange of Certificates...................................   3
                1.6   Tax Consequences...........................................   4
                1.7   Accounting Treatment.......................................   4
                1.8   Further Action.............................................   4
                1.9   Articles of Incorporation and Bylaws; Directors and
                      Officers...................................................   4
          SECTION 2.  Representations and Warranties of the Companies and the
                      Selling Stockholders.......................................   4
                2.1   Due Organization; No Subsidiaries; Etc.....................   5
                2.2   Articles of Incorporation and Bylaws; Records..............   5
                2.3   Capitalization, Etc........................................   6
                2.4   Financial Statements.......................................   6
                2.5   Absence of Changes.........................................   6
                2.6   Title to Assets Other than Real Property Interests.........   8
                2.7   Receivables................................................   8
                2.8   Equipment; Leasehold.......................................   8
                2.9   Title to Real Property.....................................   9
               2.10   Proprietary Assets.........................................   9
               2.11   Year 2000 Compliance.......................................   10
               2.12   Contracts..................................................   10
               2.13   Liabilities................................................   12
               2.14   Compliance with Legal Requirements.........................   12
               2.15   Governmental Authorizations................................   12
               2.16   Tax Matters................................................   12
               2.17   Employee and Labor Matters; Benefit Plans..................   13
               2.18   Environmental Matters......................................   15

                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                   Page
               2.19   Insurance..................................................   15
               2.20   Related Party Transactions.................................   15
               2.21   Legal Proceedings; Orders..................................   16
               2.22   Authority; Binding Nature of Agreement.....................   16
               2.23   Non-Contravention; Consents................................   17
               2.24   Full Disclosure............................................   17
          SECTION 3.  Representations and Warranties of Parent and Merger Subs...   18
                3.1   Corporate Existence and Power..............................   18
                3.2   Authority; Binding Nature of Agreement.....................   18
                3.3   No Conflict; Consents......................................   18
                3.4   Valid Issuance.............................................   18
                3.5   Merger Subs................................................   19
          SECTION 4.  Certain Covenants of the Companies and the Selling
                      Stockholders...............................................   19
                4.1   Access and Investigation...................................   19
                4.2   Operation of the Business of the Companies.................   19
                4.3   Notification; Updates to Disclosure Schedule...............   20
                4.4   No Negotiation.............................................   21
          SECTION 5.  Additional Covenants of the Parties........................   21
                5.1   Filings and Consents.......................................   21
                5.2   Antitrust Notification.....................................   22
                5.3   Company Stockholders' Meetings.............................   22
                5.4   Public Announcements.......................................   22
                5.5   Pooling of Interests.......................................   22
                5.6   Affiliate Agreements.......................................   22
                5.7   Reasonable Efforts.........................................   23
                5.8   Termination of Agreements..................................   23
                5.9   Employee and Related Matters...............................   23
               5.10   Restriction on Mortgaging Company Real Properties..........   23
               5.11   Right of First Offer.......................................   23

                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                   Page
          SECTION 6.  Conditions Precedent to Obligations of Parent and Merger
                      Subs.......................................................   24
                6.1   Accuracy of Representations................................   24
                6.2   Performance of Covenants...................................   25
                6.3   Consents...................................................   25
                6.4   Stockholder Approval.......................................   25
                6.5   Antitrust Approval.........................................   25
                6.6   Agreements and Documents...................................   25
                6.7   Absence of Material Adverse Effect.........................   26
                6.8   Share Certificates.........................................   26
                6.9   FIRPTA Compliance..........................................   27
               6.10   Listing....................................................   27
               6.11   No Restraints..............................................   27
               6.12   No Legal Proceedings.......................................   27
          SECTION 7.  Conditions Precedent to Obligations of the Selling
                      Stockholders...............................................   27
                7.1   Accuracy of Representations................................   27
                7.2   Performance of Covenants...................................   27
                7.3   Antitrust Approval.........................................   27
                7.4   Agreements and Documents...................................   27
                7.5   Listing....................................................   28
                7.6   No Restraints..............................................   28
          SECTION 8.  Termination................................................   28
                8.1   Termination Events.........................................   28
                8.2   Termination Procedures.....................................   28
                8.3   Effect of Termination......................................   29
          SECTION 9.  Indemnification, Etc.......................................   29
                9.1   Survival of Representations, Etc...........................   29
                9.2   Indemnification by Selling Stockholders....................   30
                9.3   Exclusive Remedy...........................................   30
                9.4   Satisfaction of Indemnification Claim......................   31

                                      iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                   Page
                9.5   No Contribution............................................   31
                9.6   Defense of Third Party Claims..............................   31
         SECTION 10.  Miscellaneous Provisions...................................   32
               10.1   Selling Stockholders' Agent................................   32
               10.2   Further Assurances.........................................   32
               10.3   Fees and Expenses..........................................   32
               10.4   Attorneys' Fees............................................   32
               10.5   Notices....................................................   32
               10.6   Time of the Essence........................................   33
               10.7   Headings...................................................   33
               10.8   Counterparts...............................................   33
               10.9   Governing Law..............................................   33
              10.10   Successors and Assigns.....................................   33
              10.11   Remedies Cumulative; Specific Performance..................   34
              10.12   Waiver.....................................................   34
              10.13   Amendments.................................................   34
              10.14   Severability...............................................   34
              10.15   Parties in Interest........................................   34
              10.16   Entire Agreement...........................................   34
              10.17   Waiver of Jury Trial.......................................   34
              10.18   Construction...............................................   35

                                      iv.

                            EXHIBITS AND SCHEDULES

Schedules

        Schedule 1      -       Share Exchange Table

        Schedule 2      -       Capitalization Table

Exhibits

        Exhibit A       -       Certain definitions

        Exhibit B-1     -       Persons to execute Affiliate Agreements

        Exhibit B-2     -       Form of Affiliate Agreement

        Exhibit C       -       [reserved]

        Exhibit D       -       [reserved]

        Exhibit E       -       Form of FIRPTA Statement

        Exhibit F       -       Form of Release

        Exhibit G       -       Form of Stockholder Representation Letter

        Exhibit H       -       Form of Registration Rights Agreement

        Exhibit I       -       Form of Escrow Agreement

        Exhibit J       -       Form of Stuart Kruse Release

        Exhibit K       -       Form of legal opinion of counsel to the Companies

                                      1.

$4/NOFOLIO

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 17, 1999, by and among: eBay Inc., a Delaware corporation ("Parent"); Sesame Corporation Number 1, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #1"); Sesame Corporation Number 2, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #2"), Sesame Corporation Number 3, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #3"), Sesame Corporation Number 4, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #4"), Sesame Corporation Number 5, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #5") (collectively, the "Merger Subs") and Kruse, Inc., an Indiana corporation d/b/a Kruse International ("K Inc."), Auburn Cordage, Inc., an Indiana corporation ("A.C., Inc."), ACD Auto Sales, Inc., an Indiana corporation ("ACD Auto"), Reppert School of Auctioneering, Inc., an Indiana corporation ("RA School") and Classic Advertising & Promotions, Inc., an Indiana corporation ("Classic Promotion") (K Inc., A.C. Inc, ACD Auto, RA School and Classic Promotion, collectively, the "Companies") and Dean V. Kruse and Mitchell Kruse (the "Selling Stockholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

     A. Parent, Merger Sub #1 and K Inc. intend to effect a merger of Merger Sub #1 into K Inc. in accordance with this Agreement and the Indiana Business Corporation Law ("Merger #1"). Upon consummation of Merger #1, Merger Sub #1 will cease to exist, and K Inc. will become a wholly owned subsidiary of Parent.

     B. Parent, Merger Sub #2 and A.C., Inc. intend to effect a merger of Merger Sub #2 into A.C., Inc. in accordance with this Agreement and the Indiana Business Corporation Law ("Merger #2"). Upon consummation of Merger #2, Merger Sub #2 will cease to exist, and A.C., Inc. will become a wholly owned subsidiary of Parent.

     C. Parent, Merger Sub #3 and ACD Auto intend to effect a merger of Merger Sub #3 into ACD Auto in accordance with this Agreement and the Indiana Business Corporation Law ("Merger #3"). Upon consummation of Merger #3, Merger Sub #3 will cease to exist, and ACD Auto will become a wholly owned subsidiary of Parent.

     D. Parent, Merger Sub #4 and RA School intend to effect a merger of Merger Sub #4 into RA School in accordance with this Agreement and the Indiana Business Corporation Law ("Merger #4"). Upon consummation of Merger #4, Merger Sub #4 will cease to exist, and RA School will become a wholly owned subsidiary of Parent.

     E. Parent, Merger Sub #5 and Classic Advertising intend to effect a merger of Merger Sub #5 into Classic Advertising in accordance with this Agreement and the Indiana Business Corporation Law ("Merger #5"). Upon consummation of Merger #5, Merger Sub #5

                                      1.

will cease to exist, and Classic Advertising will become a wholly owned subsidiary of Parent. Merger #1, Merger #2, Merger #3, Merger #4 and Merger #5 are referred to collectively as the "Mergers".

     F. It is intended that the Mergers qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Mergers be treated as a "pooling of interests."

     G. This Agreement has been approved by the respective boards of directors of Parent, each of the Merger Subs and each of the Companies.

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of Merger Subs into the Companies. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4),

          (a) Merger Sub #1 shall be merged with and into K Inc., and the separate existence of Merger Sub #1 shall cease. K Inc. will continue as the surviving corporation in the merger ("Surviving Corporation #1").

          (b) Merger Sub #2 shall be merged with and into A.C., Inc., and the separate existence of Merger Sub #2 shall cease. A.C., Inc. will continue as the surviving corporation in the merger ("Surviving Corporation #2").

          (c) Merger Sub #3 shall be merged with and into ACD Auto, and the separate existence of Merger Sub #3 shall cease. ACD Auto will continue as the surviving corporation in the merger ("Surviving Corporation #3").

          (d) Merger Sub #4 shall be merged with and into RA Auction, and the separate existence of Merger Sub #4 shall cease. RA Auction will continue as the surviving corporation in the merger ("Surviving Corporation #4").

          (e) Merger Sub #5 shall be merged with and into Classic Advertising, and the separate existence of Merger Sub #5 shall cease. Classic Advertising will continue as the surviving corporation in the merger ("Surviving Corporation #5").

Surviving Corporation #1, Surviving Corporation #2, Surviving Corporation #3, Surviving Corporation #4 and Surviving Corporation #5 are referred to collectively as the "Surviving Corporations".

     1.2 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the Indiana Business Corporation Law.

                                      2.

     1.3 Consideration. All shares of each of the Companies issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, aggregate consideration equal to the Closing Date Number of shares of Parent common stock. Such merger consideration shall be issued in exchange for certificates representing all of the outstanding shares of the Companies as set forth below:

               (i) certificates representing that number of shares of Parent common stock set forth in the second column of Schedule 1 shall be (A) issued in the name of the applicable Selling Stockholder referred to in the first column of Schedule 1 in regard to the stockholdings of such Selling Stockholder in the Company listed in the fifth column of Schedule 1, and
     (B) delivered to such Selling Stockholder in accordance with Section 1.5;

               (ii) certificates representing that number of shares of Parent common stock set forth in the third column of Schedule 1 shall be (A) issued in the name of the applicable Selling Stockholder referred to in the first column of Schedule 1 in regard to the stockholdings of such Selling Stockholder in the Company listed in the fifth column of Schedule 1, and
     (B) retained by Parent to be held pursuant to the Escrow Agreement (as defined in Section 6.6(g)) (the "10% Escrow").

               (iii) certificates representing that number of shares of Parent common stock set forth in the fourth column of Schedule 1 shall be (A) issued in the name of the applicable Selling Stockholder referred to in the first column of Schedule 1 in regard to the stockholdings of such Selling Stockholder in the Company listed in the fifth column of Schedule 1, and
     (B) retained by Parent to be held pursuant to the Escrow Agreement (the "Form 8300 Escrow").

          (b)  The number of shares of Parent common stock referred to in this
Section 1.3 shall be adjusted as appropriate to reflect stock splits, stock dividends and other similar changes to Parent common stock from the date hereof through the Closing Date.

          (c) Schedule 1 shall be calculated prior to Closing by the parties using a method consistent with applicable pooling rules.

     1.4 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, CA 94306 at 10:00 a.m. on a date designated by Parent which date shall be as soon as practicable after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7, but will in no event be earlier than May 18, 1999. The date on which the Closing takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, properly executed agreements of merger conforming to the requirements of the Indiana Business Corporation Law shall be filed with the Secretary of State of the State of Indiana. The Mergers shall become effective at the time specified in such agreements of merger as filed with the Secretary of State of the State of Indiana (the "Effective Time").

                                      3.

     1.5 Exchange of Certificates. At the Closing, each Selling Stockholder will surrender all of his certificates representing shares of capital stock of any Company (a "Company Stock Certificate") (properly endorsed for transfer) in exchange for certificates representing Parent common stock to be delivered to such Selling Stockholder as soon as practicable after the Closing. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent common stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or any Surviving Corporation with respect to such Company Stock Certificate.

     1.6 Tax Consequences. For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.7 Accounting Treatment. For accounting purposes, the Mergers are intended to be treated as a "pooling of interests."

     1.8 Further Action. If, at any time after the Closing Date, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Companies or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Companies, the officers and directors of the Surviving Corporations and Parent shall be fully authorized (in the name of any Merger Sub, in the name of any Company or otherwise) to take such action.

     1.9 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Companies prior to the Effective Time:

          (a) the Articles of Incorporation of each Surviving Corporation shall be the Articles of Incorporation of the respective Merger Sub as in effect immediately before the Effective Time;

          (b) the Bylaws of each Surviving Corporation shall be the Bylaws of the respective Merger Sub as in effect immediately before the Effective Time; and

          (c) the directors and officers of each Surviving Corporation immediately after the Effective Time shall be the directors and officers of the respective Merger Sub immediately before the Effective Time.

     1.10 Effect on Capital Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of capital stock of the Companies (a) all equity securities of the Companies will no longer be outstanding and shall be cancelled and retired and shall cease to exist, and any certificate formerly representing any of such shares shall thereafter represent only the right to the merger consideration described in Section 1.3 and (b) each share of common stock of each of the Merger Subs issued and outstanding immediately prior to the

                                      4.

Effective Time shall be converted into one share of common stock of the respective Surviving Corporation.

SECTION 2. Representations and Warranties of the Companies and the Selling Stockholders

            Each of the Companies and each of the Selling Stockholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) None of the Companies is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(b) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Companies. Each of the Companies is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(b) of the Disclosure Schedule.

          (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each Company, and (ii) the names and titles of the officers of each Company.

          (d) None of the Companies owns any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(d) of the Disclosure Schedule, none of the Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.

     2.2 Articles of Incorporation and Bylaws; Records. Each of the Companies has delivered to Parent accurate and complete copies of: (1) the articles of incorporation and bylaws of the Company, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of any Company's articles of incorporation or bylaws, and none of the Companies has taken any action that is inconsistent in any material respect with any resolution adopted by the respective Company's stockholders, the respective Company's board of directors or any committee of the respective Company's board of directors. The books of account, stock records, minute books and other records of all of the Company are accurate, up-to-date and complete in all material respects.

                                      5.

     2.3  Capitalization, Etc.

          (a) Schedule 2 sets forth, for each Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. All of the outstanding shares of capital stock of each Company have been duly authorized and validly issued, and are fully paid and non-assessable.

          (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Companies; (iii) Contract under which any Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Companies and the Selling Stockholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Company.

          (c) All outstanding shares of common stock of all of the Companies have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, none of the Companies has repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities. All securities so reacquired by any Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     2.4  Financial Statements.

          (a) The Companies have delivered to Parent consolidated balance sheets of the Companies as of December 31, 1998, 1997, 1996 and 1995, and the related consolidated income statements of the Companies for the years then ended (collectively, the "Company Financial Statements").

          (b) The Company Financial Statements present fairly the financial position of the Companies as of the respective dates thereof and the results of operations of the Companies for the periods covered thereby, as more fully explained in the letter (the "Letter") delivered by Dean V. Kruse to Parent on the date hereof. The Letter accurately reflects the expenses of the Companies in 1998.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1998:

          (a) there has not been any material adverse change in the business, condition, operations or financial performance of the Companies, taken as a whole, and, to the best of the knowledge of the Companies and the Selling Stockholders, no event has occurred

                                      6.

     that will, or could reasonably be expected to, have a Material Adverse Effect on the Companies;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any Company;

          (c) none of the Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has any Company repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d) none of the Companies has sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Company;

          (e) there has been no amendment to the articles of incorporation or bylaws of any Company, and none of the Companies has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) none of the Companies has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (g) none of the Companies has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Companies since December 31, 1998, exceeds $500,000;

          (h) none of the Companies has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.12(a)), or
     (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (i) none of the Companies has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or
     (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the past practices of the Companies;

          (j) none of the Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) none of the Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the past practices of the Companies;

                                      7.

          (l) none of the Companies has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m) none of the Companies has changed any of its methods of accounting or accounting practices in any respect;

          (n)  none of the Companies has made any Tax election;

          (o)  none of the Companies has commenced or settled any Legal
     Proceeding;

          (p) none of the Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (q) none of the Companies has agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.

     2.6  Title to Assets Other than Real Property Interests.

          (a) Each of the respective Companies owns, and has good, valid and marketable title to, all assets purported to be owned by it. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of the assets are owned by the respective Company free and clear of any liens or other Encumbrances, except for
(x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Companies, taken as a whole.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Companies and that are being leased or licensed to any Company.

     2.7 Receivables. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of all of the Companies as of March 31, 1999. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of any Company (i) represent valid obligations of customers of the Companies arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and can (with commercially reasonable efforts) be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Companies' business in the manner in which such business is currently being conducted.

                                      8.

          (b) None of the Companies owns any leasehold interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule.

     2.9 Title to Real Property. Part 2.9 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned by the Companies ("Owned Real Property"). Part 2.9 of the Disclosure Schedule also sets forth a complete list of all real property and interests in real property leased by any Company ("Leased Real Property"). The applicable Company has (i) good, marketable and insurable fee title to all Owned Real Property and
(ii) good and valid title to the leasehold estates in all Leased Real Property (Owned Real Property or Leased Real Property being sometimes referred to herein, individually, as a "Company Real Property" and, collectively, as "Company Real Properties"), in each case free and clear of all Encumbrances, except (A) such as are set forth in Part 2.9 of the Disclosure Schedule, (B) leases, subleases and similar agreements set forth in Part 2.9 of the Disclosure Schedule, (C) any lien for current taxes not yet due and payable, (D) easements, covenants, right s-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Companies, taken as a whole, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Real Property made prior to Closing that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Companies, taken as a whole and (F) minor liens that have arisen in the ordinary course of business and have been or will be paid promptly and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Companies, taken as a whole.

     2.10 Proprietary Assets.

          (a) Part 2.10(a)(i) of the Disclosure Schedule sets forth each trademark, trade name, service mark, service name, patent, patent application and copyright owned by any of the Companies. Part 2.10(a)(ii) of the Disclosure
Schedule identifies and provides a brief description of each trademark, trade name, service mark, service name, patent, patent application and copyright licensed to any Company by any Person (except for any trademark, trade name, service mark, service name, patent, patent application and copyright that is licensed to a Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such trademark, trade name, service mark, service name, patent, patent application and copyright is being licensed to the respective Company. Except as set forth in Part 2.10(a)(iii) of the Disclosure Schedule, the respective Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.10(a)(i) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.10(a)(ii) of the Disclosure Schedule. Except as set forth in Part 2.10(a)(iv) of the Disclosure Schedule, none of the Companies has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Companies, collectively, have taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary

                                      9.

Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.10(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.12 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. None of the Companies is infringing, misappropriating or making any unlawful use of, and none of the Companies has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual or alleged infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Companies and the Selling Stockholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.10(d) of the Disclosure Schedule,
(i) none of the Companies has licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) none of the Companies has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

     2.11 Year 2000 Compliance. Except as set forth in Part 2.11 of the Disclosure Schedule, the computer systems and other applicable Proprietary Assets of the Companies are Year 2000 Compliant.

     2.12 Contracts.

          (a)  Part 2.12 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person or (B) to transact business or deal in any other manner with any other Person;

               (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (iv) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (v) each standard form of Contract relating to (i) the possession of assets of third parties held by any of the Companies or (ii) the consignment of any assets;

                                      10.

               (vi) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (vii) each Company Contract with any Related Party (as defined in Section 2.20);

               (viii) each Company Contract with a corporate or similar sponsor;

               (ix) each Company Contract pursuant to which any Company has agreed to conduct an auction in the future;

               (x)    any other Company Contract that contemplates or involves
     (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company.

(Contracts in the respective categories described in clauses "(i)" through "(x)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Companies have delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.12 of the Disclosure Schedule, including all amendments thereto. Part 2.12 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Part 2.12 of the Disclosure
Schedule is valid and in full force and effect, and, to the best of the knowledge of the Companies and the Selling Stockholders, is enforceable by the respective Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.12 of the Disclosure Schedule:

               (i) none of the Companies has violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Companies and the Selling Stockholders, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the best of the knowledge of the Companies and the Selling Stockholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

                                      11.

               (iii) since December 31, 1998, none of the Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) none of the Companies has waived any of its material rights under any Material Contract.

     2.13 Liabilities. None of the Companies has accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by any of the Companies since March 30, 1999 in the ordinary course of business and consistent with the past practices of the Companies; (c) liabilities under the Company Contracts identified in Part 2.12 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.13 of the Disclosure Schedule.

     2.14 Compliance with Legal Requirements. Each of the Companies is, and has at all times since December 31, 1995 been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part
2.14 of the Disclosure Schedule, since December 31, 1995, none of the Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.15 Governmental Authorizations. Part 2.15 of the Disclosure Schedule identifies each Governmental Authorization held by any of the Companies, and the Companies have delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Companies to conduct their business in the manner in which their business is currently being conducted. Each of the Companies is, and at all times since December 31, 1995 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule. Since December 31, 1995, none of the Companies has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.16  Tax Matters.

           (a) All Tax Returns required to be filed by or on behalf of any of the Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be

                                      12.

when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Companies have delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1993 that have been requested by Parent.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Companies will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and the Companies will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) Except as set forth in Part 2.16(c) of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Companies have delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Companies have access) relating to the Company Returns. Except as set forth in Part 2.16(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any of the Companies or any other Person), and no such extension or waiver has been requested from any of the Companies.

          (d) Except as set forth in Part 2.16(d) of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to any of the Companies in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by one of the Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of the Companies except liens for current Taxes not yet due and payable. None of the Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Companies has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Companies that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (f) ACD Auto is and at all times since its incorporation has been a duly qualified S corporation for federal and applicable state income tax purposes.

                                      13.

     2.17 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.17(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Companies for the benefit of any employee of the Companies ("Employee").

          (b) Except as set forth in Part 2.17(a) of the Disclosure Schedule, none of the Companies maintains, sponsors or contributes to, and, to the best of the knowledge of the Companies and the Selling Stockholders, none or the Companies has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Companies maintain, sponsor or contribute only to those employee welfare benefit plans for the benefit of Employees or former Employees that are described in Part 2.17(c) of the Disclosure Schedule (the "Welfare Plans").

          (d) With respect to each Plan, the respective Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto) and (ii) an accurate and complete copy of all reports, summary plan descriptions, material employee communications, trust or other funding agreements, financial statements and Contract relating to or with respect to such Plan;

          (e) Except as set forth in Part 2.17(e) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.

          (g) Except as set forth in Part 2.17(g) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any of the Companies (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (h) Part 2.17(h) of the Disclosure Schedule contains a list of all salaried employees of the Companies as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements),

                                      14.

their dates of employment and their positions. None of the Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the employees of the Companies are "at will" employees.

          (i) Except as set forth in Part 2.17(j) of the Disclosure Schedule, each of the Companies has good labor relations, and none of the Selling Stockholders has any reason to believe that (i) the consummation of the Mergers or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Companies, or (ii) any of the employees of the Companies intends to terminate his or her employment with any of the Companies.

     2.18 Environmental Matters. Each of the Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the applicable Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Companies and Selling Stockholders, there are no circumstances that may prevent or interfere with the compliance by the Companies with any Environmental Law in the future. To the best of the knowledge of the Companies and the Selling Stockholders, no current or prior owner of any property leased or controlled by any of the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Companies is not in compliance with any Environmental Law. All Governmental Authorizations currently held by any of the Companies pursuant to Environmental Laws are identified in Part 2.18 of the Disclosure Schedule. There has been no release or discharge of any Materials of Environmental Concern that would or would reasonably be expected to give rise to an obligation by any Company to effect any environmental cleanup or remediation.

     2.19 Insurance. Part 2.19 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of, or for the benefit of, any of the Companies and identifies any material claims currently being made thereunder. Part 2.19 of the Disclosure Schedule identifies for each such policy, the amount of insurance coverage, the type of coverage and the applicable deductible. Each of the insurance policies identified in Part 2.19 of the Disclosure Schedule is in full force and effect. Since December 31, 1995, none of the Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.20 Related Party Transactions.

          (a)  Except as set forth in Part 2.20(a) of the Disclosure Schedule:
(a) no Related Party has, and no Related Party has at any time since December 31, 1995 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the

                                      15.

Companies; (b) no Related Party is, or has at any time since December 31, 1995 been, indebted to any of the Companies; (c) since December 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Companies; (d) no Related Party is competing, or has at any time since December 31, 1995 competed, directly or indirectly, with any of the Companies; and (e) no Related Party has any claim or right against any of the Companies (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.20 each of the following shall be deemed to be a "Related Party": (i) each of the Selling Stockholders; (ii) each individual who is, or who has at any time since December 31, 1995 been, an officer of any of the Companies; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than one of the Companies) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

          (b) Part 2.20(b) of the Disclosure Schedule sets forth an accurate description of any transfer of capital stock of any of the Companies that has ever occurred between or among any existing or former stockholders of the Companies.

     2.21 Legal Proceedings; Orders.

          (a) Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Companies and the Selling Stockholders) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Companies or any of the assets owned or used by any of the Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Companies and the Selling Stockholders, except as set forth in Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.21 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against any of the Companies.

          (c) There is no order, writ, injunction, judgment or decree to which any of the Companies, or any of the assets owned or used by any of the Companies, is subject. None of the Selling Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the business of the Companies or to any of the assets owned or used by any of the Companies.

     2.22 Authority; Binding Nature of Agreement. Each of the Companies and each of the Selling Stockholders has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of the Companies of this Agreement have been duly authorized by all necessary action on the part of each of the Companies and their respective board of directors.

                                      16.

This Agreement constitutes the legal, valid and binding obligation of each of the Companies and Selling Stockholders, enforceable against each of the Companies and Selling Stockholders in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.23 Non-Contravention; Consents. Except as set forth in Part 2.23 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of any of the Companies, or (ii) any resolution adopted by the stockholders of any of the Companies, the board of directors of any of the Companies or any committee of the board of directors of any of the Companies;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Companies, or any of the assets owned or used by any of the Companies, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Companies or that otherwise relates to the business of any of the Companies or to any of the assets owned or used by any of the Companies;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
     (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Companies, taken as a whole).

Except as set forth in Part 2.23 of the Disclosure Schedule, none of the Companies is, or will be, required to make any filing with, or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of

                                      17.

the other agreements referred to in this Agreement, or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

     2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Selling Stockholders' Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

          Parent and each of the Merger Subs jointly and severally represent and warrant, to and for the benefit of the Companies and the Selling Stockholders, as follows:

     3.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Merger Subs is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Each of Parent and the Merger Subs has all necessary power and authority to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

     3.2 Authority; Binding Nature of Agreement. Each of Parent and the Merger Subs has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent and the Merger Subs of this Agreement (including the contemplated issuance of Parent common stock in the Mergers in accordance with this Agreement) has been duly authorized by all necessary action on the part of each of Parent and the Merger Subs and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Mergers. This Agreement constitutes the legal, valid and binding obligation of each of Parent and the Merger Subs, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 No Conflict; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and the Merger Subs is not prohibited by, and will not violate or conflict with, any provision of the Certificate of Incorporation or Bylaws of Parent or any Merger Sub, or of any Legal Requirement or any provision of any Contract to which Parent or any Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation, of Parent. Other than the HSR Act filing no
                                      18.

Consent of any Governmental Body is necessary on the part of Parent or any Merger Sub for the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement.

     3.4 Valid Issuance. The Parent common stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.5 Merger Subs. Each of the Merger Subs has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. None of the Merger Subs has engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANIES AND THE SELLING STOCKHOLDERS

     4.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), each of the Companies shall, and shall cause their respective Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Companies, and with such additional financial, operating and other data and information regarding the Companies, as Parent may reasonably request.

     4.2 Operation of the Business of the Companies. Without the prior written consent of Parent, during the Pre-Closing Period:

          (a) each of the Companies shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) each of the Companies shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Company;

          (c) each of the Companies shall keep in full force all insurance policies identified in Part 2.19 of the Disclosure Schedule;

          (d) none of the Companies shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and none of the Companies shall repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (e) none of the Companies shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other

                                      19.

     security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (f) none of the Companies nor any of the Selling Stockholders shall amend or permit the adoption of any amendment to the articles of incorporation or bylaws of any of the Companies, or effect or permit any of the Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Companies shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (h) none of the Companies shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of all of the Companies during the Pre-Closing Period, do not exceed $50,000 per month; provided that such prohibition shall not effect the obligations of the Companies in regard to blacktopping the back road and front parking lot at its 5540 County Road 11A, Auburn, IN property, each of which is less than $100,000;

          (i) none of the Companies shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract, except in either case for Contracts described in subsections "(v)," "(viii)" and "(ix)" of Section 2.12;

          (j) none of the Companies shall (i) lend money to any Person (except that the Companies may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

          (k) none of the Companies shall (i) establish, adopt or amend any Employee Benefit Plan, (ii) other than in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

          (l) none of the Companies shall change any of its methods of accounting or accounting practices in any material respect;

          (m)  none of the Companies shall make any Tax election;

          (n) none of the Companies shall commence any Legal Proceeding nor settle any Legal Proceeding involving a payment by the Companies of more than $10,000;

          (o) none of the Companies shall agree or commit to take any of the actions described in clauses "(e)" through "(n)" above.

                                      20.

     4.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Companies shall promptly notify Parent in writing of: (i) the discovery by any of the Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by any of the Companies or any of the Selling Stockholders in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by any of the Companies or any of the Selling Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of any of the Companies or any of the Selling Stockholders; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Companies shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except as expressly set forth in this Agreement, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by any of the Companies or any of the Selling Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 No Negotiation. During the Pre-Closing Period, none of the Companies nor any of the Selling Stockholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Companies shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Companies or any of the Selling Stockholders during the Pre-Closing Period.


SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES


                                      21.

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers and the other transactions contemplated by this Agreement. The Companies shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Companies during the Pre-Closing Period.

     5.2 Antitrust Notification. If applicable, Parent, Dean V. Kruse and Mitchell Kruse shall as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby pursuant to the HSR Act. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Parent, each Merger Sub, each Company and each Selling Stockholder shall furnish such necessary information and reasonable assistance as Parent, Dean V. Kruse or Mitchell Kruse may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Parent, Dean V. Kruse and Mitchell Kruse shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Parent, each Merger Sub, each Company and each Selling Stockholder shall each use reasonable efforts to obtain any clearance required under the HSR Act for the Mergers. For the purposes of this Section 5.2, "reasonable efforts" does not include divesting assets, bringing or defending suit against or by the DOJ or FTC or the requirement that a party agree to restrictions on its ownership or the operation of its business.

     5.3 Company Stockholders' Meetings. Each of Companies shall, in accordance with its respective articles of incorporation and bylaws and the applicable requirements of the Indiana Business Corporation Law, call and hold a special meeting of its stockholders, or, if permitted, execute a written stockholders' consent, as promptly as practicable for the purpose of permitting such stockholders to consider and to vote upon and approve this Agreement and the applicable merger (each a "Stockholders' Approval"). Each Selling Stockholder hereby agrees to cause all shares of the capital stock of each Company that are owned, beneficially or of record, by such Selling Stockholder to be voted in favor of this Agreement and in favor of the applicable merger at such meeting or in such written consent.

     5.4 Public Announcements. During the Pre-Closing Period, (a) none of the Companies nor any of the Selling Stockholders shall (and the Companies shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Companies prior to issuing any press release or making any public statement regarding the Mergers.

                                      22.

     5.5 Pooling of Interests. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Mergers as a "pooling of interests."

     5.6 Affiliate Agreements. Each Selling Stockholder shall execute and deliver to Parent, and each of the Companies shall use all commercially reasonable efforts to cause each other Person identified on Exhibit B-1 (and any other Person that could reasonably be deemed to be an "affiliate" of any of the Companies for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit B-2.

     5.7 Reasonable Efforts. During the Pre-Closing Period, (a) each of the Companies and each of the Selling Stockholders shall use its reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and each Merger Sub shall use its reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.8 Termination of Agreements. Prior to the Closing, the Selling Stockholders will take the necessary steps to terminate the Buy-Sell Agreement, dated November 29, 1991, by and among Dean V. Kruse, Mitchell Kruse and Stuart Kruse.

     5.9  Employee and Related Matters.

          (a) As long as Dean V. Kruse is an executive officer of Parent or any Surviving Corporation, Parent will consult with Dean V. Kruse in connection with matters relating to the hiring, terminating and compensating of key employees of any of the Surviving Corporations, including a Chief Operating Officer and Controller of Surviving Corporation #1 (K Inc.) (it being understood that (i) unless Dean V. Kruse advises Parent otherwise, Parent does not expect to terminate the employment of any Company employees as a result of the transactions contemplated by this Agreement and (ii) neither Parent nor any Surviving Corporation will hire any such key employee without the consent of Dean V. Kruse, such consent not to be unreasonably withheld).

          (b) Prior to the Closing Date, Parent shall discuss with Dean V. Kruse Parent's policy relating to the granting of stock options to newly hired Parent employees, and Dean V. Kruse shall make recommendations to Parent regarding the grant of Options to employees of the Surviving Corporations. Following the Closing, Parent shall make such recommendations to its board of directors, or the appropriate board committee with authority to grant employee options, for its consideration and action.

          (c) For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Surviving Corporations to maintain, compensation and employee benefit plans and arrangements and perquisites for those persons who remain employees of the Surviving Corporations after the Closing Date that, in the aggregate, are substantially comparable to (or more favorable than) those provided pursuant to the compensation and

                                      23.

employee benefit plans and arrangements and perquisites in effect at the Companies on the date hereof.

     5.10 Restriction on Mortgaging Company Real Properties. Until the first anniversary of the Closing Date, Parent shall ensure that no Owned Real Property becomes subject to a mortgage without the consent of Dean V. Kruse; provided, however, that the restriction set forth in this Section 5.10 shall not apply to a mortgage placed on any Owned Real Property if (a) the funds raised as a result of the mortgage are used exclusively to fund the business of the Surviving Corporations or (b) the mortgage is part of a general lien on a substantial portion of the assets of Parent.

     5.11 Right of First Offer. If, prior to the seventh anniversary of the Closing Date, Parent intends to dispose of the land located at 5540 County Road 11A, Auburn, IN 46706 or of all or substantially all of the current assets or business of the Companies, Parent shall notify Dean V. Kruse of such intention and provide Dean V. Kruse with 30 days in which to make an offer to purchase such property, assets or business. If Parent receives an offer from Dean V. Kruse for such property, assets or business within such 30-day period, and such offer is not accepted, Parent may, for 180 days after the expiration of such 30-day period, dispose of such property, assets or business only through a bidding process in which Dean V. Kruse is given the opportunity to participate on an equal footing with all other participants and in which the total consideration received for such property, assets or business exceeds 100% of the total consideration offered by Dean V. Kruse in his most recent offer. If the property, assets or business is not disposed of within such 180-day period, the provisions of this Section 5.11 shall apply to all future proposed dispositions that would otherwise be covered by this Section 5.11. Notwithstanding anything to the contrary contained in this Section 5.11, the rights provided to Dean V. Kruse in this Section 5.11 shall not apply to any transaction involving (a) the sale or merger of Parent; (b) the sale of all or substantially all of the assets of Parent, or (c) the sale of the automotive auction business of Parent if the fair market value of the current assets of the Companies as of the time of the proposed sale constitutes less than 50% of the fair market value of all of the assets of such business as of the time of the proposed sale.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

          The obligations of Parent and each Merger Sub to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

     6.1  Accuracy of Representations.

          (a) Each of the representations and warranties made by the Companies and the Selling Stockholders in Sections 2.3(a) and 2.3(b) shall have been accurate in all respects on and as of the date of this Agreement.

          (b) Each of the representations and warranties made by the Companies and the Selling Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall

                                      24.

have been accurate in all respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications and without giving effect to any update to the Disclosure Schedule), except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date, without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications and without giving effect to any update to the Disclosure Schedule), and except for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Companies.

     6.2 Performance of Covenants. All of the covenants and obligations that the Companies and the Selling Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Consents. All Consents (i) listed in Part 6.3 of the Disclosure Schedule, (ii) required to be obtained from any Governmental Entity and (iii) otherwise required to be obtained, in each case in connection with the Mergers and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except (in the case of clause
(iii)) to the extent the failure to obtain any such Consents has not had, and is not reasonably likely to have, a Material Adverse Effect on the Companies.

     6.4 Stockholder Approval. The principal terms of each merger described herein and this Agreement shall have been duly approved by the affirmative vote by the stockholders of the applicable Company of at least a majority of the shares of common stock entitled to vote with respect thereto.

     6.5 Antitrust Approval. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

     6.6 Agreements and Documents. Parent and the Companies shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit B-2, executed by the Persons identified on Exhibit B-1 and by any other Person who could reasonably be deemed to be an "affiliate" of the Companies for purposes of the Securities Act;

          (b) an Employment and Noncompetition Agreement in the form of the draft agreement provided to Dean V. Kruse on the date hereof, executed by Dean V. Kruse;

          (c) an Employment and Noncompetition Agreement in a form reasonably satisfactory to Parent, executed by Dennis Kruse;

          (d) an Independent Contractor and Noncompetition Agreement in the form of the draft agreement provided to Mitchell Kruse on the date hereof, executed by Mitchell Kruse;

                                      25.

          (e) a FIRPTA Statement in the form of Exhibit E, executed by each of the Companies;

          (f) a Release in the form of Exhibit F, executed by each of the Selling Stockholders;

          (g) Stockholder Representation Letters in the form of Exhibit G, executed by each of the Selling Stockholders;

          (h) a Registration Rights Agreement in the form of Exhibit H, executed by the Selling Stockholders;

          (i)  an escrow agreement (the "Escrow Agreement") in the form of
     Exhibit I, executed by each of the Selling Stockholders;

          (j) a release, in a form reasonably satisfactory to Parent, from Carol Ann Kruse releasing any liens she has on any capital stock of any of the Companies, executed by Carol Ann Kruse;

          (k) a release and acknowledgement, in the form of Exhibit J, executed by Stuart Kruse;

          (l) a legal opinion of counsel to the Companies, dated as of the Closing Date, in the form of Exhibit K;

          (m) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, concurring with Parent's position that Parent may account for the Mergers as a "pooling of interests" in accordance with generally accepted accounting principles ("GAAP"), Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (n) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, providing negative assurance as to whether or not audited consolidated financial statements of the Companies, prepared in accordance with GAAP, covering each of the prior three fiscal years, can be prepared.

          (o) a letter from each of the Companies, dated as of the Closing Date, confirming that no transaction entered into by any of the Companies, and no other fact or circumstance relating to any of the Companies, will prevent Parent from accounting for the Mergers as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (p) a certificate executed by each of the Selling Stockholders and containing the representation and warranty of each Selling Stockholder that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.7, 6.9, 6.11 and
     6.12 have been duly satisfied (the "Selling Stockholders' Closing Certificate"); and

                                      26.

          (q) written resignations of all directors of all of the Companies, effective as of the Closing Date.

     6.7 Absence of Material Adverse Effect. There shall have been no change in the business, condition, operations or financial performance of any of the Companies since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect on the Companies.

     6.8 Share Certificates. Merger Subs shall have received certificates representing all of the capital stock of all of the Companies, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and, immediately following the Closing, Merger Subs shall own (directly or indirectly) 100% of the outstanding capital stock and rights to acquire capital stock of all of the Companies free and clear of any Encumbrance.

     6.9 FIRPTA Compliance. Each of the Companies shall have filed with the Internal Revenue Service the notification referred to in Section 5.16(b).

     6.10 Listing. The shares of Parent common stock to be issued in the Mergers shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

     6.12 No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of a material amount of damages in connection with the Mergers, (ii) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of any Surviving Corporation or (iii) claiming to own any capital stock of any Company or option or other right to acquire any capital stock of any Company or right to receive any consideration as a result of the Mergers.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING STOCKHOLDERS

          The obligations of the Selling Stockholders to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Selling Stockholders' Agent on behalf of the Selling Stockholders), at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and each Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing.

                                      27.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and each Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Antitrust Approval. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

     7.4 Agreements and Documents. The Selling Stockholders' Agent (on behalf of the Selling Stockholders) shall have received the following documents.

          (a) a Registration Rights Agreement in the form of Exhibit H, executed by Parent;

          (b) an Employment and Noncompetition Agreement in the form of the draft agreement provided to Dean V. Kruse on the date hereof, executed by Parent; and

          (c) an Independent Contractor and Noncompetition Agreement in the form of the draft agreement provided to Mitchell Kruse on the date hereof, executed by Parent.

     7.5 Listing. The shares of Parent common stock to be issued in the Mergers shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.


SECTION 8.   TERMINATION

     8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or any Merger Sub to comply with or perform any covenant or obligation of Parent or any Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Selling Stockholders);

          (b) by the Selling Stockholders' Agent if it reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of any of the Companies or any of the Selling Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if the Closing has not taken place on or before July 31, 1999 (other than as a result of any failure on the part of Parent or any Merger Sub to comply with or perform any covenant or obligation of Parent or any Merger Sub set forth in this

                                      28.

     Agreement or in any other agreement or instrument delivered to the Selling Stockholders);

          (d) by the Selling Stockholders' Agent if the Closing has not taken place on or before July 31, 1999 (other than as a result of the failure on the part of any of the Companies or any of the Selling Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (e) by the mutual written consent of Parent and the Selling Stockholders' Agent.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Selling Stockholders' Agent a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Selling Stockholders' Agent wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Selling Stockholders' Agent shall deliver to Parent a notice, in writing, stating that the Selling Stockholders' Agent (on behalf of the Selling Stockholders) is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

     8.3   Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1 and 8.2, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) each of the Companies shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9.   INDEMNIFICATION, ETC.

     9.1  Survival of Representations, Etc.

          (a) Except as set forth in Section 9.2(c), the representations and warranties made by the Companies and the Selling Stockholders (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Selling Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Selling Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and each Merger Sub shall terminate and expire as of the Closing Date, and any

                                      29.

liability of Parent or any Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Companies and the Selling Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Companies and the Selling Stockholders in this Agreement.

     9.2  Indemnification by Selling Stockholders.

          (a) From and after the Closing Date (but subject to Section 9.1(a)), the Selling Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule delivered by the Companies to Parent prior to the Closing);
(ii) any inaccuracy in or breach of any representation or warranty set forth in
Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Companies to Parent prior to the Closing to the extent that Parent would be entitled to terminate this Agreement as a result of such update); (iii) any breach of any covenant or obligation of any of the Companies or any of the Selling Stockholders (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) Deductible. Except for claims under Section 9.2(c), the Selling Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees

                                      30.

has or have otherwise become subject, exceeds $300,000 in the aggregate. (If the total amount of such Damages exceeds $300,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $300,000.)

          (c) Form 8300 Filing Indemnity. From and after the Closing Date, the Selling Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with the claims by the Internal Revenue Service that the Companies failed to make required Form 8300 filings in the years 1990, 1991 and 1992.

     9.3  Exclusive Remedy.

          (a) Except as provided in Section 9.3(b), and with the exception of claims based upon fraud, from and after the Closing, recourse of Parent to the shares of Parent common stock held in escrow pursuant Section 1.3(ii) and the Escrow Agreement (the 10% Escrow) shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages for any inaccuracy in or breach of any representation or warranty contained in this Agreement.

          (b) Recourse for claims made under Section 9.2(c) shall first be to the shares of Parent common stock held in escrow pursuant Section 1.3(iii) and the Escrow Agreement (the Form 8300 Escrow) but such claims shall not be limited to such escrowed shares.

     9.4 Satisfaction of Indemnification Claim. In the event any Selling Stockholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9 that can be satisfied by recourse against escrow shares, such Selling Stockholder shall satisfy such liability by delivering to such Indemnitee the number of shares of Parent common stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Calculated Stock Price (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent between the Closing Date and the date such liability is satisfied).

     9.5 No Contribution. Each Selling Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

                                      31.

     9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against any Surviving Corporation, against Parent or against any other Person) with respect to which any of the Selling Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Selling Stockholders;

          (b) each Selling Stockholder shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Selling Stockholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Selling Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or any Surviving Corporation; provided, however, any failure on the part of Parent to so notify the Selling Stockholders' Agent shall not limit any of the obligations of the Selling Stockholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Selling Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Selling Stockholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

SECTION 10.  MISCELLANEOUS PROVISIONS

     10.1 Selling Stockholders' Agent. The Selling Stockholders hereby irrevocably appoint Dean V. Kruse as their agent for purposes of Sections 7, 8 and 9 (the "Selling Stockholders' Agent"), and Dean V. Kruse hereby accepts his appointment as the Selling Stockholders' Agent. Parent shall be entitled to deal exclusively with the Selling Stockholders' Agent on the matters indicated in Sections 7 and 8 and on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Stockholder by the Selling Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Selling Stockholder by the Selling Stockholders' Agent, as fully binding upon such Selling Stockholder. If the Selling Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Selling Stockholders, then the Selling Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Selling Stockholders' Agent" for purposes of Sections 7, 8 and 9 and this

                                      32.

Section 10.1. If for any reason there is no Selling Stockholders' Agent at any time, all references herein to the Selling Stockholders' Agent shall be deemed to refer to the Selling Stockholders.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent or any Merger Sub:

          eBay Inc.
          2005 Hamilton Avenue, Suite 350
          San Jose, CA 95125
          Attention:  Michael R. Jacobson
          Fax: (408) 558-7514

          if to the Companies or any Surviving Corporation:

          Kruse International
          5540 County Road 11A
          Auburn, IN 46706
          Attention: Dean V. Kruse
          Facsimile No.: (219) 925-3495

          If to the Selling Stockholders' Agent or any of the Selling
          Stockholders:

          Dean V. Kruse
          5540 County Road 11A
          Auburn, IN 46706
          Facsimile No.: (219) 925-3495

                                      33.

     10.6 Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

     10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.10 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Companies; the Selling Stockholders; Parent; the Merger Subs; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                                      34.

     10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.15 Parties in Interest. Except for the provisions of Sections 1.3 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

     10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and Kruse International as of March 11, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     10.17 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     10.18 Construction.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

                                      35.

     The parties hereto have caused this Agreement to be executed and delivered as of May 17, 1999.

                                    Parent:
                                    ------

                                    eBay Inc.,
                                     a Delaware corporation

                                    By: /s/ Margaret C. Whitman
                                        -----------------------
                                       Name: Margaret C. Whitman
                                       Title:  President and Chief Executive
                                       Officer

                                    The Merger Subs:
                                    ---------------

                                    Sesame Corporation Number 1,
                                     an Indiana corporation

                                    By: /s/ Michael R. Jacobson
                                        -----------------------
                                         Name: Michael R. Jacobson
                                         Title:  President

                                    Sesame Corporation Number 2,
                                     an Indiana corporation

                                    By: /s/ Michael R. Jacobson
                                        -----------------------
                                         Name: Michael R. Jacobson
                                         Title: President

                                    Sesame Corporation Number 3,
                                     an Indiana corporation

                                    By: /s/ Michael R. Jacobson
                                        -----------------------
                                         Name: Michael R. Jacobson
                                         Title: President


                                    Sesame Corporation Number 4,
                                     an Indiana corporation

                                    By: /s/ Michael R. Jacobson
                                        -----------------------
                                         Name: Michael R. Jacobson
                                         Title: President


                                      36.

                                    Sesame Corporation Number 5,
                                     an Indiana corporation

                                    By: /s/ Michael R. Jacobson
                                        -----------------------
                                         Name: Michael R. Jacobson
                                         Title: President

                                    The Companies:
                                    -------------

                                    Kruse, Inc.,
                                     an Indiana corporation

                                    By: /s/ Dean V. Kruse
                                        -----------------
                                         Name: Dean V. Kruse
                                         Title:  Chairman and Chief Executive
                                         Officer

                                    Auburn Cordage, Inc.,
                                     an Indiana corporation

                                    By: /s/ Dean V. Kruse
                                        -----------------
                                         Name: Dean V. Kruse
                                         Title: Chairman and Chief Executive
                                         Officer

                                    Classic Advertising &
                                    Promotions, Inc.
                                     an Indiana corporation

                                    By: /s/ Dean V. Kruse
                                        -----------------
                                         Name: Dean V. Kruse
                                         Title: Chairman and Chief Executive
                                         Officer

                                    ACD Auto Sales Inc.,
                                     an Indiana corporation

                                    By: /s/ Dean V. Kruse
                                        -----------------
                                         Name: Dean V. Kruse
                                         Title: Chairman and Chief Executive
                                         Officer

                                      37.

                                    Reppert School of Auctioneering,
                                     Inc., an Indiana corporation

                                    By: /s/ Dennis K. Kruse
                                        -------------------
                                         Name: Dennis K. Kruse
                                         Title:  President

                                    The Selling Stockholders:
                                    ------------------------



                                    By: /s/ Dean V. Kruse
                                        -----------------
                                       Dean V. Kruse

                                    By: /s/ Mitchell Kruse
                                        -------------------
                                       Mitchell Kruse

                                      38.

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" means any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Companies (taken as a whole);

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Companies, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Companies, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Companies; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving any Company.

     Agreement. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Calculated Stock Price. "Calculated Stock Price" means the average closing price of Parent common stock, as reported by Nasdaq, for the twenty trading days immediately preceding the Closing Date.

     Closing Date Number. "Closing Date Number" means the number equal to $150 million divided by the Calculated Stock Price, rounded up to the nearest even number.

     Company Contract. "Company Contract" means any Contract: (a) to which any of the Companies is a party; (b) by which any Company or any of its assets is or may become bound or under which any Company has, or may become subject to, any obligation; or (c) under which any Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" means any Proprietary Asset owned by or licensed to any of the Companies or otherwise used by any of the Companies.

     Consent. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

                                      1.

     Damages. "Damages" include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Companies and the Selling Stockholders.

     Encumbrance. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     Governmental Authorization. "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                      2.

     Indemnitees. "Indemnitees" means the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporations);
(c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Selling Stockholders are not deemed to be "Indemnitees."

     Legal Proceeding. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Selling Stockholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations or financial performance of the Companies, taken as a whole.

     Materials of Environmental Concern. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     Option. "Option" means an option to purchase shares of Parent common stock.

     Person.  "Person"  means any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" means the United States Securities and Exchange Commission.

                                      3.

     Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

     Tax. "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Year 2000 Compliant. "Year 2000 Compliant" means that the computer systems
(i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000; (ii) have the ability to provide date recognition for any data element without limitation; (iii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all "leap years," including February 29, 2000.

                                      4.

                                  EXHIBIT B-1

                    PERSONS TO EXECUTE AFFILIATE AGREEMENTS


Dean V. Kruse

Mitchell Kruse

                                  EXHIBIT B-2

                                    FORM OF

                              AFFILIATE AGREEMENT


     THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of _____ __, 1999 by ______________ ("Affiliate") in favor of and for the benefit of eBAY INC., a Delaware corporation ("Parent").

                                   RECITALS

     A. Affiliate is a stockholder and/or an officer and/or director of one or more of KRUSE, INC., an Indiana corporation d/b/a Kruse International ("K Inc."), AUBURN CORDAGE, INC., an Indiana corporation ("A.C., Inc."), ACD AUTO SALES, INC., an Indiana corporation ("ACD Auto"), REPPERT SCHOOL OF AUCTIONEERING, INC., an Indiana corporation ("RA School") and CLASSIC ADVERTISING & PROMOTIONS, INC., an Indiana corporation ("Classic Promotions") (collectively, the "Companies").

     B. Parent, SESAME CORPORATION NUMBER 1, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #1"); SESAME CORPORATION NUMBER 2, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #2"), SESAME CORPORATION NUMBER 3, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #3"), SESAME CORPORATION NUMBER 4, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #4"), SESAME CORPORATION NUMBER 5, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub #5"), K Inc., A.C., Inc, ACD Auto, RA School and Classic Promotions have entered into an Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999 (the "Merger Agreement"), providing for the merger of Merger Sub #1 into K Inc. ("Merger #1"), the merger of Merger Sub #2 into A.C. Inc. ("Merger #2"), the merger of Merger Sub #3 into ACD Auto ("Merger #3"), the merger of Merger Sub #4 into RA School ("Merger #4") and the merger of Merger Sub #5 into Classic Promotions ("Merger #5") (collectively, the "Mergers"). The Merger Agreement contemplates that, upon consummation of the Mergers, (i) holders of shares of the common stock of the Companies will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Companies and (ii) each of the Companies will become a wholly owned subsidiary of Parent. It is accordingly contemplated that the stockholders of each of the Companies will receive shares of Parent Common Stock in the Mergers.

     C. Affiliate understands that he may be deemed an "affiliate" of Parent for purposes of determining Parent's eligibility to account for the Mergers as a "pooling of interests" under Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"), and under other applicable "pooling of interests" accounting requirements.

                                      1.

                                   AGREEMENT

     Affiliate, intending to be legally bound, agrees as follows:

     1. Representations and Warranties of Affiliate. Affiliate represents and warrants to Parent as follows:

         (a) Affiliate is the holder and beneficial owner of the number of outstanding shares of common stock of each of the Companies set forth beneath Affiliate's signature on the signature page hereof (collectively, the "Company Shares"), and Affiliate has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Affiliate has the sole right to vote and to dispose of the Company Shares.

         (b) Affiliate does not own any options or other rights to purchase shares of common stock of any of the Companies or any other securities of any of the Companies, other than the Company Shares.

         (c) Affiliate has carefully read this Affiliate Agreement and, to the extent Affiliate felt necessary, has discussed with counsel the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of the Company Shares or the shares of Parent Common Stock that Affiliate is to receive in the Mergers (the "Parent Shares"). Affiliate fully understands the limitations this Affiliate Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of securities of the Companies and securities of Parent.

         (d) Affiliate understands that the representations, warranties and covenants set forth in this Affiliate Agreement will be relied upon by Parent and its counsel and accountants for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests" and for purposes of determining whether Parent should proceed with the Mergers.

     2. Prohibitions Against Transfer. Affiliate agrees that, during the period from the date hereof through the date on which financial results covering at least 30 days of post-Merger combined operations of Parent and the Companies have been published by Parent (within the meaning of the applicable "pooling of interests" accounting requirements):

         (a) Affiliate shall not sell, transfer or otherwise dispose of, or reduce Affiliate's interest in or risk relating to, any capital stock of any of the Companies, except pursuant to and upon consummation of the Mergers; and

         (b) Affiliate shall not sell, transfer or otherwise dispose of, or reduce Affiliate's interest in or risk relating to, (A) any shares of capital stock of Parent (including without limitation the Parent Shares and any additional shares of capital stock of Parent acquired by Affiliate, whether upon exercise of a stock option or otherwise), or (B) any option or other right to purchase any shares of capital stock of Parent; except in the case of clause (A) for transfers to trusts and foundations that execute an affiliate agreement substantially in the form of Exhibit A.

                                      2.

     3. Independence of Obligations. The covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and any Company or Parent, on the other. The existence of any claim or cause of action by Affiliate against any Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

     4. Specific Performance. Affiliate agrees that in the event of any breach or threatened breach by Affiliate of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Affiliate further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Affiliate irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     5. Other Agreements. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Affiliate under any agreement between Affiliate and Parent or any certificate or instrument executed by Affiliate in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Affiliate under this Affiliate Agreement.

     6. Notices. Any notice or other communication required or permitted to be delivered to Affiliate or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

          if to Parent:

               2005 Hamilton Avenue, Suite 350
               San Jose, CA  95125
               Attn:  Michael R. Jacobson
               Fax: (408) 558-7514


          if to Affiliate:

               _________________________________

               _________________________________
               Attn:
               Fax: (___)_______________________

                                      3.

     7. Severability. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

     8. Applicable Law; Jurisdiction. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, each of the parties irrevocably waives the right to trial by jury.

     9. Waiver; Termination. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

     10. Captions. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

     11. Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

     12. Entire Agreement. This Affiliate Agreement and the Merger Agreement collectively set forth the entire understanding of Parent and Affiliate relating to the subject

                                      4.

matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Affiliate relating to the subject matter hereof and thereof.

     13. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

     14. Amendments. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Affiliate.

     15. Assignment. This Affiliate Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

     16. Binding Nature. Subject to Section 15, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns.

         [the remainder of this page has been intentionally left blank]

                                      5.

     17. Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Mergers.

     Affiliate has executed this Affiliate Agreement as of the date first written above.

                              __________________________________________
                                               (Signature)

                              __________________________________________
                                               (Print Name)

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF KRUSE, INC.
HELD BY AFFILIATE:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF AUBURN CORDAGE,
INC. HELD BY AFFILIATE:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF ACD AUTO
SALES, INC. HELD BY AFFILIATE:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF REPPERT SCHOOL OF
AUCTIONEERING, INC. HELD BY AFFILIATE:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF CLASSIC ADVERTISING
& PROMOTIONS, INC. HELD BY AFFILIATE:

_______________________________


                                      6.

                                   EXHIBIT E

                 AUBURN CORDAGE, INC. STOCKHOLDER (INDIVIDUAL)

                       CERTIFICATE OF NONFOREIGN STATUS

     This CERTIFICATE OF NONFOREIGN STATUS is being provided in connection with the Agreement and Plan of Merger and Reorganization, dated as of ______, 1999, by and among eBAY INC., a Delaware corporation ("Buyer"), AUBURN CORDAGE, INC., an Indiana corporation (the "Company"), and the other parties named therein.

     I, _______, the owner of certain stock in the Company ("Seller"), hereby state that I understand that Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. Accordingly, to inform Buyer that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies to the following:

     1.  Seller is not a nonresident alien for purposes of U.S. Income Taxation;

     2.  Seller's U.S. taxpayer identifying number (Social Security number) is:
         ________________; and

     3.  Seller's home address is:_____________________________________________.

     Seller agrees to inform Buyer promptly if Seller becomes a nonresident alien at any time during the three years immediately following the date of this notice.

     Seller understands that this Certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained therein could be punished by fine or imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete.

                                    By:_________________________

                                    Date:_______________________

State of____________)
____________________)  ss:
County of___________)





Sworn to and subscribed before me this _____ day of May, 1999.


                                    -----------------------------
                                            Notary Public

                                    My commission expires

May  ____, 1999


VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED


Assistant Commissioner (International)
Director, Office of Compliance
OP:I:C:E: 666
950 L'Enfant Plaza South, S.W.
COMSTAT Building
Washington, D.C. 20024

Re:  Notice of Non Real Property Holding Corporation Status

Dear Sir or Madam:

At the request of eBay Inc., a Delaware corporation ("eBay"), in connection with the merger of _______, an Indiana corporation ("Kruse"), into a subsidiary ("Subsidiary") of eBay, whereby Kruse will be the surviving corporation, we provided the attached statement to eBay on May _____, 1999.

     (i) This notice was provided pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2);

     (ii) The following information relates to Kruse which is providing the notice:

           Name                         Kruse, Inc.
           Address                      5400 CR11A
                                        Auburn, IN 46706

     (iii) Taxpayer Identification Number  _____________

     (iv) The following information relates to eBay which requested this statement:

           Name                         eBay Inc.
           Address                      2005 Hamilton Avenue, Suite 350
                                        San Jose, CA  95125

           Taxpayer Identification Number  ______________

     (v) The interest in question, shares of capital stock of Kruse, Inc., is not a U.S. real property interest.

Under penalties of perjury, the undersigned declares that the above notice (including the attachment hereto) is correct to my knowledge and belief.

Sincerely,

_____________



By: __________________________
    Name:
    Title:

May ______, 1999



eBay Inc.
2005 Hamilton Avenue, Suite 350
San Jose, CA  95125


Ladies and Gentlemen:

In connection with your acquisition of ______ ("Kruse"), we are providing this information to you in order to establish that the shares of Kruse are not a U.S. real property interest and accordingly no withholding is required pursuant to Internal Revenue Code Section 1445. We represent that the shares of Kruse do not constitute a United States real property interest as of the date of this letter.

Under penalties of perjury, the undersigned declares that the above information is correct to the best of my knowledge and belief.

Sincerely,

_________



By: __________________________
    Name:
    Title:

                                  EXHIBIT F

                                FORM OF RELEASE


                                      ___________, 1999


eBay Inc.
2005 Hamilton Avenue, Suite 350
San Jose, CA  95125

Ladies and Gentlemen:

     Reference is made to that certain Agreement and Plan of Merger and Reorganization dated as of May 17, 1999 (the "Merger Agreement"), by and among Parent, SESAME CORPORATION NUMBER 1, an Indiana corporation ("Merger Sub #1"); SESAME CORPORATION NUMBER 2, an Indiana corporation ("Merger Sub #2"), SESAME CORPORATION NUMBER 3, an Indiana corporation ("Merger Sub #3"), SESAME CORPORATION NUMBER 4, an Indiana corporation ("Merger Sub #4"), SESAME CORPORATION NUMBER 5, an Indiana corporation ("Merger Sub #5"), KRUSE, INC., an Indiana corporation d/b/a Kruse International ("K Inc."), AUBURN CORDAGE, INC., an Indiana corporation ("A.C., Inc."), ACD AUTO SALES, INC., an Indiana corporation ("ACD Auto"), REPPERT SCHOOL OF AUCTIONEERING, INC., an Indiana corporation ("RA School"), CLASSIC ADVERTISING & PROMOTIONS, INC., an Indiana corporation ("Classic Promotions") (collectively, the "Companies"), DEAN V. KRUSE and MITCHELL KRUSE.

     In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby covenants and agrees as follows:

     1. Release. The undersigned (on behalf of himself and each person or entity that the undersigned has the power to bind) hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct, occurring or existing, at any time up to and including the date of this letter, including, without limitation, any Claim (a) to the effect that the undersigned is or may be entitled to any compensation, benefits, commissions or perquisites from any of the Companies or (b) otherwise arising (directly or indirectly) out of or in any way connected with the undersigned's stockholdings, employment or other relationship with any of the Companies; provided, however, that the undersigned is not releasing the undersigned's rights, if any:

               (i) under the Merger Agreement (including Section 4.2(b) thereof);

                                      1.

               (ii) under the indemnification provisions contained in the Certificate of Incorporation or Bylaws of any of the Companies;

               (iii) with respect to salaries, bonuses, commisions and expenses that have accrued in the ordinary course of business consistent with past practices; or

               (iv) to accrued vacation and vested benefits under the Company's employee benefit plans.

For purposes of this Agreement, (1) the term "Releasees" means: (w) Parent; (x) each of the Companies; (y) each other affiliate of Parent and each of the Companies; and (z) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(w)" through "(y)" of this clause "(1)," and (2) the term "Claim" means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (y) any unknown, unsuspected or undisclosed claim; and (z) any claim or right that may be asserted or exercised by the undersigned in the undersigned's capacity as a stockholder, director, officer or employee of any of the Companies or in any other capacity.

     2. Miscellaneous. This letter shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any legal action or other legal proceeding relating to this letter or the enforcement of any provision of this letter is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). This letter and the agreements referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

                              Very truly yours,



                                      2.

                                  EXHIBIT G

                                    FORM OF

                       STOCKHOLDER REPRESENTATION LETTER



     THIS STOCKHOLDER REPRESENTATION LETTER ("Letter") is being executed and delivered as of _____ __, 1999, by the undersigned stockholder of KRUSE, INC., an Indiana corporation, and certain related Companies (collectively, the "Companies"), to and in favor of, and for the benefit of, eBAY INC., a Delaware corporation ("Parent") and its affiliates.

                                   RECITALS

     A. The undersigned stockholder of all or some of the Companies (the "Stockholder") represents to Parent that he owns the number of shares of the common stock of the various Companies set forth below the Stockholder's signature at the end of this Letter. Said shares are referred to in this Letter as the "Shares."

     B. Pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999 (the "Merger Agreement"), by and among Parent, Sesame CORPORATION NUMBER 1, an Indiana corporation ("Merger Sub #1"), SESAME CORPORATION NUMBER 2, an Indiana corporation ("Merger Sub #2"), SESAME CORPORATION NUMBER 3, an Indiana corporation ("Merger Sub #3"), SESAME CORPORATION NUMBER 4, an Indiana corporation ("Merger Sub #4"), SESAME CORPORATION NUMBER 5, an Indiana corporation ("Merger Sub #5") (collectively, the "Merger Subs"), KRUSE, INC., an Indiana corporation d/b/a Kruse International ("K Inc."), AUBURN CORDAGE, INC., an Indiana corporation ("A.C., Inc."), ACD AUTO SALES, INC., an Indiana corporation ("ACD Auto"), REPPERT SCHOOL OF AUCTIONEERING, INC., an Indiana corporation ("RA School"), CLASSIC ADVERTISING & PROMOTIONS, INC., an Indiana corporation ("Classic Promotions") (collectively, the "Companies"), DEAN V. KRUSE and MITCHELL KRUSE it is contemplated that Merger Sub #1 will merge into K Inc. ("Merger #1"), Merger Sub #2 will merge into A.C., Inc. ("Merger #2"), Merger Sub #3 will merge into ACD Auto ("Merger #3"), Merger Sub #4 will merge into RA School ("Merger #4") and Merger Sub #5 will merge into Classic Promotions ("Merger #5") (collectively, the "Mergers"). Upon the consummation of the Mergers, the stockholders of each Company are to receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of each Company in accordance with the Merger Agreement and each of the Companies is to become a wholly-owned subsidiary of Parent. Accordingly, it is contemplated that the Stockholder will receive shares of Parent Common Stock in the Mergers.

     C. Capitalized terms used in this Letter have the meaning ascribed to them in the Merger Agreement unless otherwise stated herein.

                                 CERTIFICATION

     1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents, warrants and certifies to Parent as follows:

                                      1.

         (a) The Stockholder is the holder and beneficial owner of the Shares and has good and valid title to the Shares free and clear of any Encumbrances. The Shares are the only shares of the capital stock of any of the Companies held by the Stockholder. The Stockholder has the ability to vote all of the respective Shares at any meeting of the stockholders of the applicable Company or by written consent in lieu of any such meeting. Except pursuant to the Merger Agreement, the Stockholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares that is now in force.

         (b) The Stockholder has the absolute and unrestricted right, power, authority and capacity to enter into, execute, deliver and perform all of his obligations under the Merger Agreement and under each other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party.

         (c) The Merger Agreement and each other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party (i) has been (or will when executed by the Stockholder be) duly and validly executed by the Stockholder, and (ii) constitutes (or will when executed by the Stockholder constitute) a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to rules of law governing specific performance, injunctive relief and other equitable remedies.

         (d) Neither the execution, delivery or performance of the Merger Agreement or of any other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party, nor the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement, will directly or indirectly: (i) result in any violation or breach of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder is bound; or (ii) result in a violation of any law, rule, regulation, order, judgment or decree to which the Stockholder or any of the Shares is subject. No authorization, consent or approval of, or notice to, any Person is required to be obtained or given by the Stockholder in connection with the execution, delivery or performance of the Merger Agreement or of any other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party.

         (e) There is no Legal Proceeding by or before any Governmental Body pending or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges or would challenge the execution and delivery of the Merger Agreement or of any other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party or the taking of any of the actions required to be taken by the Stockholder under the Merger Agreement or under any other agreement, document or instrument referred to in or contemplated by the Merger Agreement to which the Stockholder is or is to become a party.

         (f) The Stockholder is aware (i) that the Parent Common Stock to be issued to the Stockholder in the Mergers will not be issued pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), but will instead be issued in reliance on the

                                      2.

exemption from registration set forth in Section 4(2) of the Act and in Regulation D under the Act, and (ii) that neither the Mergers nor the issuance of such Parent Common Stock has been approved or reviewed by the SEC or by any other Governmental Body.

         (g) The Stockholder is aware that the Parent Common Stock to be issued in the Mergers cannot be resold unless such Parent Common Stock is registered under the Act or unless an exemption from registration is available. The Stockholder is also aware that: (i) except pursuant to the Registration Rights Agreement and the Merger Agreement, Parent is under no obligation to file a registration statement with respect to the Parent Common Stock to be issued to the Stockholder in the Mergers; and (ii) the provisions of Rule 144 under the Act will permit resale of the Parent Common Stock to be issued to the Stockholder in the Mergers only under limited circumstances, and such Parent Common Stock must be held by the Stockholder for at least one year before it can be sold pursuant to Rule 144.

         (h) The Parent Common Stock to be issued to the Stockholder in the Mergers will be acquired by the Stockholder for investment and for his own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

         (i) The Stockholder has received and examined Parent's Final Prospectus dated September 24, 1998, Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, Annual Report on Form 10-K for the year ended December 31, 1998 and Final Prospectus dated April 12, 1999, including the risk factors described therein. Without limiting the generality of the foregoing, the Stockholder specifically acknowledges that the stock price of Parent Common Stock has been, and will likely continue to be, extremely volatile, and the Stockholder unconditionally and forever waives and discharges any rights he may have against Parent or any other Person relating to any changes in the price of Parent Common Stock.

         (j) The Stockholder has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of the Companies and Parent concerning the terms and conditions of the Mergers and the contemplated issuance of Parent Common Stock in the Mergers, and the business, properties, prospects and financial condition of the Companies and Parent; and
(ii) to obtain any additional information (to the extent the Companies or Parent possesses such information or is able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) that is necessary to verify the accuracy of the information set forth in the documents, provided or made available to the Stockholder.

         (k) The Stockholder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Stockholder's contemplated investment in the Parent Common Stock to be issued in the Mergers.

         (l) The Stockholder is an "accredited investor" (as such term is defined in Rule 501 under the Act).

         (m) The Stockholder understands that stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Common Stock to be issued to the Stockholder in the Mergers, and that there will be placed on the certificate or certificates

                                      3.

representing such Parent Common Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

     2. RELIANCE. The Stockholder acknowledges that Parent will rely on his representations, warranties and certifications set forth in Section 1 above for purposes of determining his suitability as an investor in Parent Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Act.

     3. PROHIBITIONS AGAINST TRANSFER. The Stockholder shall not effect any sale, transfer or other disposition of any of the Parent Common Stock that he is to receive in the Mergers unless:

         (a) such sale, transfer or other disposition has been registered under the Act;

         (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144 under the Act, as evidenced by a broker's letter and a representation letter executed by the Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met;

         (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from registration under the Act; or

         (d) an authorized representative of the SEC shall have rendered written advice to the Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

                                      4.

     The Stockholder has executed and delivered this Letter as of the date first written above.




                                    By: _______________________________

                                    Print Name:________________________

                                    State of Residence:  Indiana

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF KRUSE, INC.
HELD BY STOCKHOLDER:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF AUBURN CORDAGE,
INC. HELD BY STOCKHOLDER:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF ACD AUTO
SALES, INC. HELD BY STOCKHOLDER:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF REPPERT SCHOOL OF
AUCTIONEERING, INC. HELD BY STOCKHOLDER:

_______________________________

NUMBER OF OUTSTANDING SHARES OF
COMMON STOCK OF CLASSIC ADVERTISING
& PROMOTIONS, INC. HELD BY STOCKHOLDER:

_______________________________


                                      5.

                                   EXHIBIT H

                                    FORM OF

                         REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is made and entered into as of ______ __, 1999, by and among: EBAY INC., a Delaware corporation ("Parent"); DEAN V. KRUSE and MITCHELL KRUSE (the "Stockholders").

                                   RECITALS

     A. Parent, SESAME CORPORATION NUMBER 1, an Indiana corporation ("Merger Sub #1"); SESAME CORPORATION NUMBER 2, an Indiana corporation ("Merger Sub #2"), SESAME CORPORATION NUMBER 3, an Indiana corporation ("Merger Sub #3"), SESAME CORPORATION NUMBER 4, an Indiana corporation ("Merger Sub #4"), SESAME CORPORATION NUMBER 5, an Indiana Corporation ("Merger Sub #5), KRUSE, INC., an Indiana corporation d/b/a K International ("K Inc."), AUBURN CORDAGE, INC., an Indiana corporation ("A.C., Inc."), ACD AUTO SALES, INC., an Indiana corporation ("ACD Auto"), REPPERT SCHOOL OF AUCTIONEERING, INC., an Indiana corporation ("RA School") and CLASSIC ADVERTISING & PROMOTIONS, INC., an Indiana corporation ("Classic Promotions") (collectively, the "Companies"), DEAN V. KRUSE and MITCHELL KRUSE have entered into an Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999 (the "Merger Agreement"), pursuant to which Merger Sub #1 will merger into K Inc. ("Merger #1"), Merger Sub #2 will merge into A.C., Inc. ("Merger #2"), Merger Sub #3 will merge into ACD Auto ("Merger #3"), Merger Sub #4 will merge into RA School ("Merger #4") and Merger Sub #5 will merge into Classic Promotions ("Merger #5") (collectively, the "Mergers"). As a result of the Mergers, Dean V. Kruse and Mitchell Kruse will have the right to receive shares of common stock of Parent.

     B. Parent has agreed to provide the Stockholders with certain registration rights as more fully described herein.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                           SECTION 1:  Registration

     1.1 Registerable Shares. As used in this Agreement, "Registerable Shares" means the shares of Parent Common Stock issued to the Stockholders pursuant to the Merger Agreement and any shares of Parent Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; provided, however, that Registerable Shares shall cease to be Registerable Shares when (i) a registration statement covering such Registerable Shares shall have become effective under the Securities Act of 1933, as amended (the "1933 Act"), and such Registerable Shares shall have been disposed of in accordance with such registration statement, or (ii) such Registerable Shares may be transferred pursuant to Rule 144 under the 1933 Act, as such rule may be amended from time to time, or any successor rule or regulation ("Rule 144"); and provided further, that Registerable Shares shall not include any shares of Parent Common Stock held in any "Escrow Account" pursuant to the Escrow Agreement (as defined in the Merger Agreement). Stockholders desiring to sell shares pursuant to Rule 144 shall provide such Rule 144 representation letters in usual and customary form as may reasonably be requested by Parent's counsel to provide a Rule 144 opinion.

1.2  Registration.

          (a) On or prior to September 30, 1999, or as soon as practicable thereafter, Parent shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (the "Registration Statement") covering the resale of _______ [number of shares issued to Stockholders, excluding escrow shares] of the shares of Parent Common Stock issued to the Stockholders pursuant to the Merger Agreement and any shares of Parent Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization after the Closing Date (the "Registerable Shares"). Parent shall use its reasonable efforts to have the Registration Statement declared effective on or before October 31, 1999, but shall be under no obligation to have such Registration Statement declared effective prior to the second trading day after its announcement of its quarterly financial results for the quarter ended September 30, 1999.

          (b) The Stockholders shall furnish such information as Parent may reasonably request in connection with the preparation of the Registration Statement. Upon registration of the resale of the Registerable Shares with the SEC pursuant to the terms of this Agreement, the Registerable Shares may be sold in accordance with the Registration Statement under the 1933 Act. Parent shall use its reasonable efforts to cause the Registration Statement to remain effective until the earliest of (i) the date on which all Registerable Shares covered by the Registration Statement have been sold to the public pursuant to the Registration Statement, (ii) one year after the effective date of the Registration Statement and (iii) the date on which all of the Registerable Shares may be sold in any 3-month period pursuant to Rule 144.

     1.3 Other Shares. Parent may include in the Registration Statement referred to in Section 1.2 any other shares of Parent Common Stock (including issued and outstanding shares of Parent Common Stock as to which the holders thereof have contracted with Parent for "piggyback" registration rights).

                       SECTION 2:  Parent's Obligations

          In connection with the Registration Statement referred to in Section 1.2, Parent shall:

     2.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to the Registerable Shares and thereafter use its reasonable efforts to cause such Registration Statement to become and remain effective for the period set forth in Section 1.2(b).

     2.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period set forth in Section 1.2(b) and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of the shares of Parent Common Stock covered by the Registration Statement.

                                      2.

     2.3 Copies of Offering Documents. Furnish to the Stockholders such numbers of copies of the Registration Statement, prospectus, and any amendments and supplements thereto, in conformity with the requirements of the 1933 Act, such documents incorporated by reference in the Registration Statement and such other documents as the Stockholders reasonably request, in order to facilitate the public sale or other disposition of the Registerable Shares.

     2.4 Misleading Prospectus. Promptly notify each Stockholder, at any time when the prospectus relating thereto covered by the Registration Statement is required to be delivered under the 1933 Act, upon Parent becoming aware that the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and immediately thereafter use reasonable efforts to prepare and file with the SEC and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made.

     2.5 Rule 144. Use its reasonable efforts to file in a timely manner any reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and take such further action as the Stockholders may reasonably request, all from time to time to enable each such Stockholder to sell the Registerable Shares owned by him (and any shares of Parent Common Stock deposited in escrow on his behalf pursuant to the Merger Agreement that are released from escrow to such Stockholder) without registration under the 1933 Act pursuant to the exemption provided by Rule 144.

     2.6 Blue Sky Filings. Use its reasonable efforts to register and qualify the securities covered by the Registration Statement under the Blue Sky laws of such jurisdictions as shall be reasonably requested by the Stockholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                   SECTION 3:  The Stockholder's Obligations

     In connection with the Registration Statement referred to in Section 1.2, the Stockholders shall each:

     3.1 Other Documents and Information. Complete, execute, acknowledge and/or deliver such questionnaires, indemnification agreements, custody agreements, underwriting agreements (if the registration is underwritten) and other documents, certificates and instruments as are reasonably required by Parent or any underwriter(s) or are otherwise necessary in connection with the registration and offering. Each Stockholder shall promptly provide to Parent such information concerning such Stockholder, his ownership of Parent's securities, the intended method of distribution and such other information as may be required by applicable law or regulation or as may be reasonably requested by Parent.

                                      3.

     3.2 Cessation of Offering. Upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.4, immediately discontinue disposition of the Registerable Shares pursuant to the Registration Statement covering such shares until the Stockholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4, and, if so directed by Parent, deliver to Parent all copies of the prospectus covering such Registerable Shares in such Stockholder's possession at the time of receipt of such notice.

     3.3 No Preliminary Prospectus. No Stockholder and no person or entity acting on any Stockholder's behalf (other than an underwriter selected by Parent or approved by Parent) shall offer any Registerable Shares by means of any preliminary prospectus.

                            SECTION 4:  Limitations

     4.1 Other Transactions. Parent shall not be obligated to effect a registration pursuant to Section 1, or to file any amendment or supplement thereto, and may suspend the Stockholders' rights to make sales pursuant to an effective registration pursuant to Section 1, at any time when Parent, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would (i) materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals related thereto, or (ii) be seriously detrimental to Parent and its stockholders, in which event (under clause (i) or (ii) above) Parent's sole relief from its registration obligations is the right to defer filing of the Registration Statement (or to suspend the Stockholders' rights to make sales pursuant to the Registration Statement if it is already effective) for a period of not more than 60 days; provided, however, that Parent shall not utilize the right described in this
Section 4.1 more than twice in any 12-month period.

                   SECTION 5:  Expenses and Indemnification

     5.1 Certain Fees and Commissions. Parent shall pay its own general legal and accounting fees and all printing fees in connection with the Registration Statement. Parent shall reimburse the Stockholders, in the aggregate, up to a total of $5,000 for reasonable legal fees and costs incurred by the Stockholders in connection with the initial preparation and filing of the Registration Statement and up to $2,500 for reasonable legal fees and costs incurred by the Stockholders in connection with any amendment or supplement to the Registration Statement. The Stockholders shall pay any additional fees and costs of their own counsel and all underwriting discounts, commissions and expenses of underwriters or brokers incurred in connection with the offering and sale of the Registerable Shares.

     5.2 Other Expenses. Parent shall pay all registration and filing fees attributable to the Registerable Shares and the listing fee payable to the Nasdaq National Market.

     5.3 Indemnification. In the event any Registerable Shares are included in a registration statement under Section 1:

          (a) Indemnification by Parent. To the extent permitted by law, Parent will indemnify and hold harmless each Stockholder, such Stockholder's heirs, successors and assigns, any underwriter (as defined in the 1933 Act) for such Stockholder (if selected by Parent or

                                      5.

approved by Parent), and each person, if any, who controls such Stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (not prohibited by Section 3.3) or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the context in which made, not misleading; and Parent will reimburse each such Stockholder, such Stockholder's heirs, successors and assigns, underwriter (if selected by Parent or approved by Parent) or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification and other rights provided for in this Section 5.3(a) shall not apply (i) to any such loss, claim, damage, liability, or action insofar as it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus or final prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder or (ii) if the person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares that are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registerable Shares to such person because of the failure of such Stockholder or underwriter to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder, underwriter or controlling person and shall survive the transfer of the Registerable Shares by such Stockholder.

          (b) Indemnification by Stockholders. To the extent permitted by law, each Stockholder will severally (but not jointly and pro rata with the other Stockholders) indemnify and hold harmless Parent, its successors and assigns, its officers and directors, any underwriter (as defined in the 1933 Act) with respect to the Registerable Shares, and each person, if any, who controls Parent or any such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the context in which made, not misleading; provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in such registration by such Stockholder, or (ii) the failure of such Stockholder or any underwriter with respect to the Registerable Shares held by such Stockholder at or prior to the written confirmation of the sale of the Registerable Shares held by such Stockholder to send

                                      5.

or arrange delivery of a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) to the person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares which is the subject thereof and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Each Stockholder will reimburse Parent and each such officer or director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such officer, director, underwriter or controlling person and shall survive the transfer of the Registerable Shares by such Stockholder.

          (c) Indemnification Procedures. Promptly after receipt by a person who may be entitled to indemnification under this Section 5.3 (an "indemnified party") of notice of the commencement of any action (including any governmental action) for which indemnification may be available under this Section 5.3, such indemnified party will, if a claim in respect thereof is to be made against any person who must provide indemnification under this Section 5.3 (an "indemnifying party"), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel (and the reasonable fees of such counsel shall be paid by the indemnifying party) and assume its own defense if (i) the retention of such counsel has been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party has failed to promptly assume the defense and employ experienced counsel reasonably acceptable to the indemnified party after the indemnifying party has received the notice of the indemnification matter from the indemnified party, or (iii) the named parties to any such action include both the indemnified party and the indemnifying party, and the representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them. It is understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties unless the indemnified parties in good faith conclude and are advised by their counsel that there is an actual or potential conflict of interest among the indemnified parties. No indemnification provided for in
Section 5.3(a) or Section 5.3(b) shall be available to any party who shall fail to give notice as provided in this Section 5.3(c) to the extent that the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice.

                         SECTION 6: Other Provisions

     6.1 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                                      6.

     6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth in Section 10.5 of the Merger Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

     6.3 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     6.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     6.5 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     6.6 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Stockholder may assign such Stockholder's rights under this Agreement without the express prior written consent of Parent, provided, however, that (i) upon the death of a Stockholder, such Stockholder's rights under this Agreement shall be transferred to the person(s) who receive such Stockholder's Parent Common Stock under the laws of descent and distribution,
(ii) a Stockholder may assign such Stockholder's rights under this Agreement to any organization qualified under Section 501(c)(3) of the Internal Revenue Code to which the Stockholder transfers Registerable Shares or in connection with an estate planning transaction, and (iii) such Stockholder may transfer its rights under this Agreement to any transferee of 50,000 or more of the Registerable Shares (subject to appropriate adjustment based on stock dividends, stock splits and other similar transactions after the date hereof) who agrees in writing to be bound by the terms of this Agreement to the same extent as if such transferee were a Stockholder hereunder and subject to such Stockholder's prior delivery to Parent of an opinion of counsel in form reasonably satisfactory to the Parent to the effect that the transfer of Registerable Shares was made in compliance with all applicable federal and state securities laws. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Stockholders; Parent; and the respective successors and assigns, if any, of the foregoing.

     6.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and

                                      7.

delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     6.8 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     6.9 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     6.10 Parties in Interest. Except for the provisions of Section 5.3, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

     6.11 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     6.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding (as defined in the Merger Agreement) arising out of or related to this Agreement or the transactions contemplated hereby.

     6.13  Construction.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                                      8.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                    eBAY INC.
                                     a Delaware corporation

                                    By:____________________________
                                        Name:
                                        Title:


                                    By:____________________________
                                       DEAN V. KRUSE

                                    By:____________________________
                                       MITCHELL KRUSE

                                      9.

                                   EXHIBIT I

                                    FORM OF

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of ____ __, 1999, by and among: EBAY INC., a Delaware corporation ("Parent"); DEAN V. KRUSE, MITCHELL KRUSE (the "Stockholders") and DEAN V. KRUSE, as Stockholders' Agent (the "Stockholders' Agent").

                                    RECITALS

     A. Parent, SESAME CORPORATION NUMBER 1, an Indiana corporation ("Merger Sub #1"); SESAME CORPORATION NUMBER 2, an Indiana corporation ("Merger Sub #2"), SESAME CORPORATION NUMBER 3, an Indiana corporation ("Merger Sub #3"), Sesame CORPORATION NUMBER 4, an Indiana corporation ("Merger Sub #4"), SESAME CORPORATION NUMBER 5, an Indiana corporation ("Merger Sub #5"), KRUSE, INC., an Indiana corporation d/b/a Kruse International ("K Inc."), AUBURN CORDAGE, INC., an Indiana corporation ("A.C., Inc."), ACD AUTO SALES, INC., an Indiana corporation ("ACD Auto"), REPPERT AUCTION SCHOOL, an Indiana corporation ("RA School") and CLASSIC ADVERTISING & PROMOTIONS, INC., an Indiana corporation ("Classic Promotions") (collectively, the "Companies"), DEAN V. KRUSE and MITCHELL KRUSE have entered into an Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999 (the "Merger Agreement"), pursuant to which Merger Sub #1 will merger into K Inc., Merger Sub #2 will merge into A.C., Inc., Merger Sub #3 will merge into ACD Auto, Merger Sub #4 will merge into RA School and Merger Sub #5 will merge into Classic Promotions (collectively, the "Mergers") and as a result of the Mergers Dean V. Kruse and Mitchell Kruse will have the right to receive shares of common stock of Parent.

     B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the Stockholders under the Merger Agreement.

     D. Pursuant to Section 10.1 of the Merger Agreement, the Stockholders have irrevocably appointed Dean V. Kruse to serve as the Selling Stockholders' Agent for, among other things, all matters set forth in Section 9 of the Merger Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement, a copy of which is attached hereto.

     2.  Escrow and Indemnification.

         (a)  Shares and Stock Powers Placed in Escrow. At the Effective Time:
     (i) Parent shall issue a certificate for ______ [10% of shares to be received by Dean Kruse] shares of Parent Common Stock in the name of the Dean V. Kruse and a certificate for ______ [10% of shares to be received by Mitchell Kruse] shares of Parent Common Stock in the name of

                                       1.

Mitchell Kruse (or any trust or foundation into which Mitchell Kruse transfers such escrow shares), evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Agreement and Section 1.3(ii) of the Merger Agreement (the "10% Escrow"), (ii) Parent shall issue a certificate for ______ [2% of shares to be received by Dean Kruse] shares of Parent Common Stock in the name of the Dean V. Kruse and a certificate for ______ [2% of shares to be received by Mitchell Kruse] shares of Parent Common Stock in the name of Mitchell Kruse (or any trust or foundation into which Mitchell Kruse transfers such escrow shares), evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Agreement and Section 1.3(iii) of the Merger Agreement (the "Form 8300 Escrow") and (iii) the applicable Stockholder (or in the case of a transfer to a trust or foundation, such trust or foundation) shall deliver to Parent five original "assignments separate from certificate" ("Stock Powers") for each certificate described above, each such Stock Power endorsed by the applicable stockholder in blank with his or its signature guaranteed by a commercial bank or by a member firm of the New York Stock Exchange. The shares of Parent Common Stock being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the Stockholders under the Merger Agreements. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Stockholder or of any party hereto. Parent agrees to act as the escrow agent and agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

          (b) Voting of Escrow Shares. The record owner of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares.

          (c) Dividends, Etc. Parent and each Stockholder agree among themselves, for the benefit of Parent as escrow agent, that any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the record owners of such Escrow Shares, but rather shall be distributed to and held by Parent in the Escrow Account. Unless and until Parent shall actually receive such cash, securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that Parent is required to hold. At the time any Escrow Shares are required to be released from the applicable escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously received by Parent in respect of or in exchange for such Escrow Shares shall be released from the applicable escrow to such Person.

          (d) Transferability. The interests of the applicable Stockholder in the applicable escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law and except for transfers to trusts or foundations that agree to be bound by the terms of this Agreement (including the designation of the Stockholders' Agent as its agent for the purposes described herein). No transfer of any of such interests, including by operation of law, shall be recognized or given effect until Parent shall have received written notice of such transfer.

          (e) Fractional Shares. No fractional shares of Parent Common Stock shall be retained in or released from the applicable escrow pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from either escrow, Parent shall "round down" in

                                      2.

order to avoid retaining any fractional share in the applicable escrow and in order to avoid releasing any fractional share from the applicable escrow. When shares are "rounded down", no cash-in-lieu payments need to be made.

     3. Administration of Escrow Account. Except as otherwise provided herein, Parent shall administer the Escrow Account as follows:

         (a) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9.2(a) of the Merger Agreement, such Indemnitee may, on or prior to the first anniversary of the Closing Date (the "10% Escrow Termination Date"), deliver a claim notice (a "Claim Notice") to each of the Stockholders and to Parent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in the Merger Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under the Merger Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

         (b) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9.2(c) of the Merger Agreement, such Indemnitee may, on or prior to the date that all claims under Section 9.2(c) of the Merger Agreement relating to the alleged failure of the Companies to make required Form 8300 filings in the years 1990, 1991 and 1992 are fully and finally resolved (the "Form 8300 Escrow Termination Date"), deliver a Claim Notice to each of the Stockholders and to Parent. Each such Claim Notice shall state that such Indemnitee believes that such Indemnitee is entitled to indemnification, compensation or reimbursement under Section 9.2(c) of the Merger Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that it is entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the Claimed Amount.

         (c) Indemnification claims based on Section 9.2(a) of the Merger Agreement are limited to the 10% Escrow. Indemnification claims based on Section 9.2(c) of the Merger Agreement shall be satisfied first out of the Form 8300 Escrow but such claims shall not be limited to the Form 8300 Escrow.

         (d) Within 20 business days after receipt by Parent of a Claim Notice, the Stockholders' Agent may deliver to the Indemnitee who delivered the Claim Notice and to Parent a written response (the "Response Notice") in which the Stockholders' Agent: (i) agrees that a whole number of Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the applicable escrow to the Indemnitee; (ii) agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the applicable escrow to the Indemnitee; or (iii) indicates that no part of the Claimed Amount may be released from the applicable escrow to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee

                                      3.

shall be the "Contested Amount." If a Response Notice is not received by Parent within such 20 business-day period, then the Stockholders' Agent shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the applicable escrow.

          (e) If the Stockholders' Agent delivers a Response Notice agreeing that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the applicable escrow to the Indemnitee, or if the Stockholders' Agent does not deliver a Response Notice in accordance with
Section 3(d), Parent shall promptly following the receipt of the Response Notice (or, if the Stockholders' Agent has not delivered a Response Notice, promptly following the expiration of the 20 business-day period referred to in Section 3(d)), deliver to such Indemnitee such Escrow Shares.

          (f) If the Stockholders' Agent delivers a Response Notice agreeing that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the applicable escrow to the Indemnitee, Parent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrow Shares having a Stipulated Value equal to the Agreed Amount.

          (g) If the Stockholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Stockholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Stockholders' Agent shall resolve such dispute, such resolution shall be binding on both Stockholders and a settlement agreement shall be signed by the Indemnitee and the Stockholders' Agent and sent to Parent, who shall, upon receipt thereof, release Escrow Shares from the applicable escrow in accordance with such agreement.

          (h) If the Stockholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in the County of Santa Clara in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Three arbitrators will conduct the arbitration; one selected by Parent, one selected by the Stockholders' Agent and the third selected by the first two arbitrators. If the Stockholders' Agent fails to select an arbitrator prior to the expiration of the 30-business day period referred to in the first sentence of this Section 3(h), then Parent shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The parties further agree that discovery shall be completed at least 20 business days prior to the date of the arbitration hearing. The arbitrators' decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover. The final decision of the arbitrators shall be furnished to the Stockholders' Agent, the Indemnitee and Parent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Stockholders, the Indemnitee and Parent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees and expenses) of the prevailing party and the fees and expenses associated with

                                      4.

the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 3(h), the non-prevailing party shall be deemed to be the Indemnitee if it is entitled to recover less than 50% of the Contested Amount; otherwise it shall be the Stockholders.

          (i) Parent shall release Escrow Shares from the applicable escrow in connection with any Contested Amount within 5 business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the Stockholders' Agent setting forth instructions to Parent as to the number of Escrow Shares, if any, to be released from the applicable escrow, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(h) setting forth instructions to Parent as to the number of Escrow Shares, if any, to be released from the applicable escrow, with respect to such Contested Amount.

     4. Release of Escrow Shares. Parent is not the stock transfer agent for the Parent Common Stock. Accordingly, if a distribution of a number of shares of Parent Common Stock less than all of the Escrow Shares in the applicable escrow is to be made, Parent must requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates and related Stock Powers. For the purposes of this Agreement, Parent shall be deemed to have delivered Parent Common Stock to the Person entitled to it when Parent has delivered such certificates and Stock Powers to such stock transfer agent with instructions to deliver it to the appropriate Person. Distributions of Parent Common Stock shall be made to Parent or the Stockholders, as appropriate, at the addresses described in Section 9(b). Whenever a distribution is to be made to Stockholders, pro rata distributions shall be made to each applicable Stockholder based on the number of Escrow Shares held in the applicable escrow (either the 10% Escrow or the Form 8300 Escrow) with respect to the applicable Stockholder. Within five business days after the termination date of the applicable escrow (either the 10% Escrow Termination Date or the Form 8033 Escrow Termination Date), Parent shall distribute or cause the stock transfer agent for the Parent Common Stock to distribute to each applicable Stockholder such Stockholder's pro-rata portion of the Escrow Shares in the applicable escrow then held in escrow; provided, however, that notwithstanding the foregoing, if, prior to the applicable termination date, any Indemnitee has given a Claim Notice containing a claim that has not been resolved prior to the applicable termination date in accordance with Section 3, Parent shall retain in the applicable escrow after the applicable termination date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims that have not then been resolved.

     5.  Valuation of Escrow Shares, Etc.

         (a) Stipulated Value. For purposes of this Agreement, the "Stipulated Value" of each Escrow Share shall be deemed to be equal to $______ [the Calculated Stock Price (the average closing price of Parent common stock for the twenty trading days immediately preceding the Closing Date)].

         (b) Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof; provided, however, that Parent shall have received the appropriate number of additional shares of Parent Common Stock or other property pursuant to Section 2(c) hereof.

                                      5.

     6.  Exclusive Remedy. Subject to Section 9.3 of the Merger Agreement, and
Section 3(c) of this Agreement, from and after the Closing, the Escrow Shares (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof) shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages for any inaccuracy in or breach of any representation or warranty contained in this Agreement.

     7. Limitation of Parent's Liability as Escrow Agent. Parent shall incur no liability as escrow agent with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction as escrow agent except for its own willful misconduct or negligence. Parent, as escrow agent, may rely on and use the Stock Powers and shall not be liable in connection therewith.

     8.  Termination. This Agreement shall terminate on the later to occur of
(i) the 10% Escrow Termination Date and (ii) the Form 8300 Escrow Termination Date or, if earlier, upon the release by Parent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if Parent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the later termination date in connection with a claim under that escrow, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Shares released in accordance with this Agreement.

     9.  Miscellaneous.

         (a) Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         (b) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth in Section 10.5 of the Merger Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

         (c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         (e) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                                      6.

         (f) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Stockholder may assign such Stockholder's rights under this Agreement without the express prior written consent of Parent, provided, however, that (i) upon the death of a Stockholder, such Stockholder's rights under this Agreement shall be transferred to the person(s) who receive such Stockholder's Parent Common Stock under the laws of descent and distribution, and (ii) a Stockholder may assign such Stockholder's rights under this Agreement to any organization qualified under Section 501(c)(3) of the Internal Revenue Code to which the Stockholder transfers Escrow Shares or in connection with an estate planning transaction. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Stockholders; Parent and the respective successors and assigns, if any, of the foregoing.

         (g) Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        (h) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto; provided, however, that any amendment duly executed and delivered by the Stockholders' Agent shall be deemed to have been duly executed and delivered by each of the Stockholders.

        (i) Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        (j) Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

        (k) Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

                                      7.

        (l) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

        (m) Tax Reporting Information and Certification of Tax Identification Numbers.

             (i) The parties hereto agree that, for tax reporting purposes, all on or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by Parent pursuant to this Agreement shall be allocable in equal shares to the Stockholders.

             (ii) Each of the Stockholders agree to provide Parent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that Parent may reasonably request (collectively, "Tax Reporting Documentation") to Parent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to Parent, Parent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by Parent pursuant to this Escrow Agreement.

             (iii) Parent need not make any distribution of Escrow Shares to any Person until such Person has furnished to Parent such Tax Reporting Documentation as Parent may reasonably require.

        (n)  Construction.

             (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

             (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                      8.

             (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the and year first above written.


                                       EBAY INC.



                                       By:________________________________
                                          Name:
                                          Title:



                                       STOCKHOLDERS' AGENT:

                                       ___________________________________
                                       DEAN V. KRUSE


                                       STOCKHOLDERS:


                                       By:________________________________
                                            DEAN V. KRUSE


                                       By:________________________________
                                            MITCHELL KRUSE

                                      9.

                                   EXHIBIT J

                         FORM OF STUART KRUSE RELEASE



                               ___________, 1999


eBay Inc. ("Parent")
2005 Hamilton Avenue, Suite 350
San Jose, CA  95125

Ladies and Gentlemen:

     Reference is made to that certain Stock Sale Agreement, dated December 29, 1997 (the "Sale Agreement"), by and among Kruse, Inc., Auburn Cordage, Inc., Dean V. Kruse, Mitchell Kruse, and Stuart Kruse wherein (y) Dean V. Kruse and Mitchell Kruse (the "Purchasers") agreed to pay $200,000 to Stuart Kruse for all of his stock in Kruse Inc. and in Auburn Cordage, Inc. (the "Shares"), and (z) Kruse Inc. and Auburn Cordage, Inc. agreed to pay $240,142.13 to Stuart Kruse in connection with a noncompetition provision in the Sale Agreement. Kruse Inc. and Auburn Cordage, Inc., together with ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc., Classic Advertising & Promotions, Inc., collectively, are referred to as the "Companies".

     I acknowledge the concurrent payment to me of $200,000, plus interest, on the date hereof from the Purchasers in regard to their purchase of my Shares on December 29, 1997 pursuant to the Sale Agreement. I also acknowledge the prior payment to me by Kruse, Inc. and Auburn Cordage, Inc. of $100,000 (including interest of $15,211.19), and the concurrent payment to me of $155,353.32, plus interest, in connection with the noncompetition provision in the Sale Agreement. As a result of such payments, I acknowledge that I have no lien on any shares of capital stock of Kruse, Inc. nor Auburn Cordage, Inc. nor any of the other Companies.

     In order to induce Parent to take measures to accelerate payment of the moneys owing to me under the noncompetition provision, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby covenants and agrees as follows:

     1. Release. The undersigned (on behalf of himself and each person or entity that the undersigned has the power to bind) hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct, occurring or existing, at any time up to and including the date of this letter, including, without limitation, any Claim (a) to the effect that the undersigned is or may be entitled to any compensation, benefits, commissions or perquisites from any of the Companies or any of its direct or indirect subsidiaries, or (b) otherwise arising (directly or indirectly) out of or in any way connected with the undersigned's stockholdings, employment or other relationship with any of the Companies or any of its stockholders; provided, however, that the undersigned is not releasing the undersigned's rights, if any:

               (i) under the indemnification provisions contained in the Certificate of Incorporation or Bylaws of any of the Companies; or

               (ii) with respect to salaries, bonuses, commissions and expenses that have accrued in the ordinary course of business consistent with past practices.

For purposes of this Agreement, (1) the term "Releasees" means: (w) Parent; (x) each of the Companies; (y) each other affiliate of Parent and each of the Companies; and (z) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(w)" through "(y)" of this clause "(1)," and (2) the term "Claim" means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (y) any unknown, unsuspected or undisclosed claim; and (z) any claim or right that may be asserted or exercised by the undersigned in the undersigned's capacity as a stockholder, director, officer or employee of any of the Companies or in any other capacity.

     2. Miscellaneous. This letter shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. If any legal action or other legal proceeding relating to this letter or the enforcement of any provision of this letter is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). This letter and the agreements referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

                              Very truly yours,

                                   EXHIBIT K

                  Form of Opinion of Counsel to the Companies


[Customary Assumptions and Qualifications to be Included.]

     1. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

     2. Each of the Companies has the requisite corporate power and authority to own its property and assets and to conduct its business as it is currently being conducted and to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

     3. All corporate action, including approval by the Board of Directors and stockholders of each Company, required to be taken on the part of each Company to authorize the Merger Agreement and consummate the Mergers has been taken.

     4. The Merger Agreement has been duly and validly authorized, executed and delivered by each Company and each Stockholder and constitutes a valid and binding agreement of each Company and each Stockholder enforceable against each Company and each Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.





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